UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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RENT-A-CENTER, INC.

(Name of Registrant as Specified In Its Charter)
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NOTICE OF
2009 ANNUAL MEETING OF STOCKHOLDERS

Annual Meeting:	May 14, 2009 9:30 a.m., local time

Location:	Rent-A-Center, Inc. 5501 Headquarters Drive Plano, Texas 75024

Record Date:	The record date is the close of business on March 16, 2009.

Stockholders Entitled to Vote:	If you were a stockholder of record at the close of business on the record date, you are entitled to notice of and to vote at the annual meeting and at any and all adjournments or postponements thereof.

Agenda:	1. To elect the two Class III directors nominated by the Board;

2. To ratify the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

3. To transact other business that properly comes before the meeting.

Proxies:	You cannot vote your shares of common stock unless you are present at the meeting or you have previously given your proxy. You can vote by proxy in one of the following three convenient ways:

• in writing, by completing, signing, dating and returning the proxy card in the enclosed envelope;

• by the Internet, by visiting the website shown on the proxy card and following the instructions; or

• calling the toll-free telephone number shown on the proxy card and following the instructions.

All properly executed proxies, unless revoked as described below, will be voted at the meeting in accordance with your directions on the proxy. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

• “FOR” each of the Board’s nominees for Class III director; and

• “FOR” the ratification of the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for 2009.

The proxy holders will use their discretion on any other matters that properly come before the meeting.

First Mailing Date:	This proxy statement is dated April 1, 2009. We are first mailing this proxy statement and the enclosed proxy card on or about April 8, 2009.

IMPORTANT
Whether or not you plan to attend the meeting in person, please vote by signing, dating and promptly returning the proxy card in the enclosed postage prepaid envelope or by using the Internet or the telephone voting procedures described on the proxy card.

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QUESTIONS AND ANSWERS ABOUT THE
2009 ANNUAL MEETING AND VOTING PROCEDURES

Important Notice Regarding the Availability of Proxy Materials
for the 2009 Annual Meeting of Stockholders to Be Held on May 14, 2009.

This Proxy Statement and our 2008 Annual Report are available at: http://bnymellon.mobular.net/bnymellon/rcii

Who may vote?	Stockholders of record as of the close of business on March 16, 2009, the record date for the annual meeting, may vote at the meeting. As of March 16, 2009, there were 66,001,834 shares of our common stock outstanding. Each share of common stock entitles the holder to one vote per share.

What constitutes a quorum?	The holders of a majority of our outstanding shares of common stock entitled to vote at the annual meeting, or 33,000,918 shares of our common stock, must be represented at the annual meeting in person or by proxy to have a quorum. Any stockholder present at the annual meeting, either in person or by proxy, but who abstains from voting, will be counted for purposes of determining whether a quorum exists. If holders of fewer than 33,000,918 shares are present at the annual meeting, we will adjourn and reschedule the annual meeting until a quorum is present.

How many votes must each proposal receive to be adopted?	Under our Bylaws, directors are elected by a majority of the votes cast in uncontested elections. Accordingly, the numbers of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. In contested elections, the vote standard would be a plurality of votes cast. Each share may be voted for each of the nominees, but no share may be voted more than once for any particular nominee. Broker non-votes and abstentions will not affect the outcome of the vote.

A majority of the votes cast is required to ratify Grant Thornton as our independent registered public accounting firm and to approve all other matters submitted to you at the meeting, except as otherwise provided by law or our Certificate of Incorporation or Bylaws. Broker non-votes and abstentions will have no effect on the outcome of the vote to ratify Grant Thornton or on any other proposal that may properly come before the meeting.

What are broker non-votes?	Broker non-votes occur when nominees, such as banks and brokers, holding shares on behalf of beneficial owners, or customers, do not receive voting instructions from the customers. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters, a broker may notify us that it lacks voting authority to vote those shares. These broker non-votes refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will be included in determining whether a quorum exists. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

How will the proxies be voted?	The enclosed proxies will be voted in accordance with the instructions you place on the proxy card or, if you vote by the Internet or by telephone, as indicated using such method. Unless otherwise stated, all shares represented by your completed, returned, and signed proxy will be voted as described on the Notice of 2009 Annual Meeting of Stockholders. If you are voting by the Internet or by telephone, the proxies will be voted in accordance with your voting instructions. If you are voting by the Internet or by telephone, your voting instructions must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 13, 2009.

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How may I revoke my proxy?	You may revoke your proxy at any time before or at the annual meeting by:

• Delivering a signed, written revocation letter, dated later than the proxy, to Ronald D. DeMoss, Executive Vice President — General Counsel and Secretary, at 5501 Headquarters Drive, Plano, TX 75024;

• Delivering a signed proxy, dated later than the first one, to BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, NJ 07310, Attn: Proxy Department;

• Voting at a later time by the Internet or by telephone, if you previously voted by the Internet or by telephone; or

• Attending the meeting and voting in person or by proxy. Attending the meeting alone will not revoke your proxy.

Who is soliciting this proxy?	The Board of Directors is soliciting this proxy. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram, electronic mail or personal interview by our officers and employees. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

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PROPOSAL ONE:

ELECTION OF DIRECTORS

Board Structure:	The number of directors currently constituting our entire Board is eight. The directors are divided into three classes. In general, directors in each class serve for a term of three years.

Number of Directors to be Elected:	Two Class III directors are to be elected by our stockholders.
Board Nominees:	Our Board, upon recommendation of the Nominating and Corporate Governance Committee, has nominated each of Michael J. Gade and J.V. Lentell to be re-elected as Class III directors by the stockholders. We urge you to vote “FOR” each of Mr. Gade and Mr. Lentell.
Both Mr. Gade and Mr. Lentell have agreed to stand for re-election. However, should either of them become unable or unwilling to accept nomination or election, the shares of common stock voted for that nominee by proxy will be voted for the election of a substitute nominee whom the proxy holders believe will carry out our present policies. Our Board of Directors has no reason to believe that Mr. Gade or Mr. Lentell will be unable or unwilling to serve if elected, and, to the knowledge of the Board of Directors, each intends to serve the entire term for which election is sought.
Terms to Expire at the 2012 Annual Meeting:	Michael J. Gade	Mr. Gade has served as one of our directors since May 2005. Since 2004, Mr. Gade has been an Executive in Residence at the University of North Texas as a professor of marketing and retailing. A founding partner of Challance Group, LLP, Mr. Gade has 30 years of marketing and management experience, most recently serving as senior executive for the southwest region of Home Depot, Inc. from 2003 to 2004. From 2000 to 2003, Mr. Gade served as Senior Vice President, Merchandising, Marketing and Business Development for 7-Eleven, Inc. From 1995 to 2000, Mr. Gade was employed by Associates First Capital Corporation as Executive Vice President, Strategic Marketing and Development. Mr. Gade’s term as a Class III director expires at this year’s annual stockholder meeting. Mr. Gade is 57 years old.

	J. V. Lentell	Mr. Lentell has served as one of our directors since February 1995, and as Lead Director since April 2009. Since July 1993, he has served as a director and Vice Chairman of the Board of Directors of Intrust Bank, N.A., successor by merger to Kansas State Bank & Trust Co. Mr. Lentell was employed by Kansas State Bank & Trust Co., in Wichita, Kansas from 1966 until July 1993, serving as Chairman of the Board from 1981 until July 1993. Mr. Lentell also serves on the Board of Directors of Intrust Financial Corporation. Mr. Lentell’s term as a Class III director expires at this year’s annual stockholder meeting. Mr. Lentell is 70 years old.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE BOARD NOMINEES

Term to Expire at the 2010 Annual Meeting:	Mitchell E. Fadel	Mr. Fadel has served as our President since July 2000, as our Chief Operating Officer since December 2002 and as a director since December 2000. From November 1992 until July 2000, Mr. Fadel served as President and Chief Executive Officer of our subsidiary, ColorTyme, Inc. Mr. Fadel’s term as a Class I director expires at our 2010 annual stockholder meeting. Mr. Fadel is 51 years old.

	Kerney Laday	Mr. Laday has served as one of our directors since May 2008. Mr. Laday has served as President of The Laday Company, a management consulting and business development firm, since 1997. From 1971 to 1997, Mr. Laday was employed by Xerox Corporation, serving in various capacities including Vice President - Field Operations for the Southern Region of U.S. Customer Operations; Vice President & Region General Manager; and Vice President, National Service, United States Marketing Group. Mr. Laday also serves as a director of TDIndustries, Inc., The Beck Group, and Texas Health Resources. Mr. Laday’s term as a Class I director expires at our 2010 annual stockholder meeting. Mr. Laday is 67 years old.

	Paula Stern, Ph.D.	The Honorable Paula Stern joined the Board in December 2008. Dr. Stern is Chairwoman of The Stern Group, Inc., an international advisory firm in areas of business and government strategy established in 1988. She was Commissioner of the U.S. International Trade Commission from 1978 to 1987 and Chairwoman from 1984 to 1986. She is a member of the Atlantic Council of the United States and serves on the Board of Trustees of the Committee for Economic Development and on the Advisory Council of Columbia University School of Social Work. She is also a member of Council on Foreign Relations, Inter-American Dialogue, Bretton Woods Committee, and the High Level Advisory Group for the Global Subsidies Initiative of the International Institute for Sustainable Development. Dr. Stern also serves on the boards of Avon Products, Inc. and Hasbro, Inc. Dr. Stern’s term as a Class I director expires at our 2010 annual stockholder meeting. Dr. Stern is 64 years old.

Terms to Expire at the 2011 Annual Meeting:	Mark E. Speese	Mr. Speese has served as our Chairman of the Board and Chief Executive Officer since October 2001 and has served as one of our directors since 1990. Mr. Speese previously served as our Vice Chairman from September 1999 until March 2001. From 1990 until April 1999, Mr. Speese served as our President. Mr. Speese also served as our Chief Operating Officer from November 1994 until March 1999. Mr. Speese’s term as a Class II director expires at our 2011 annual stockholder meeting. Mr. Speese is 51 years old.
	Jeffery M. Jackson	Mr. Jackson has served as one of our directors since March 2007. Mr. Jackson serves as the Executive Vice President and Chief Financial Officer of Sabre Holdings, Inc. Mr. Jackson served as a board member of Travelocity.com until March 2002, when it became a Sabre Holdings subsidiary. Prior to joining Sabre Holdings in 1998, Mr. Jackson served as both Vice President of Corporate Development and Treasurer, and Vice President and Controller of American Airlines, Inc. Mr. Jackson’s term as a Class II director expires at our 2011 annual stockholder meeting. Mr. Jackson is 53 years old.

	Leonard H. Roberts	Mr. Roberts has served as one of our directors since September 2006. Mr. Roberts served as the Executive Chairman of the Board of Directors of RadioShack Corporation from May 2005 until May 2006, and had previously served as a director since 1997, Chairman of the Board and Chief Executive Officer from 1999 to 2005, and President from 1993 to 1999. From 1990 to 1993, Mr. Roberts was Chairman and Chief Executive Officer of Shoney’s, Inc., and from 1985 to 1990 was the President and Chief Executive Officer of Arby’s, Inc. Mr. Roberts is Chairman Emeritus of Students in Free Enterprise, a director of the Fort Worth Crime Commission, a director and Vice Chairman of Texas Health Resources, and a director of J.C. Penney, Inc. Mr. Roberts’ term as a Class II director expires at our 2011 annual stockholder meeting. Mr. Roberts is 60 years old.

BOARD INFORMATION

Board Meetings:	During 2008, our Board met 12 times, including regularly scheduled and special meetings. Each director attended all meetings of the Board during his or her service as a director, except that Mr. Jackson and Mr. Roberts were each unable to attend one meeting after receiving or waiving proper notice. All of our directors attended more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the Board committees on which they serve. The Board also took action by unanimous written consent five times during 2008.

Independent Directors:	As part of the Company’s corporate governance practices, and in accordance with Nasdaq rules, the Board has established a policy requiring a majority of the members of the Board to be independent. In February 2009, each of our non-employee directors completed a questionnaire which inquired as to their relationship with us (and those of their immediate family members) and other potential conflicts of interest. Our legal department reviewed the responses of our directors to such questionnaire, as well as material provided by management related to transactions, relationships and arrangements between us and our directors or parties related to our directors. In March 2009, our Board met to discuss the independence of our directors who are not employed by us. Following such discussions, our Board determined that the following directors are “independent” as defined under Nasdaq rules: Michael J. Gade, Jeffery M. Jackson, Kerney Laday, J.V. Lentell, Leonard H. Roberts, and Paula Stern, Ph.D. The table below includes a description of categories or types of transactions, relationships or arrangements considered by our Board in reaching its determination that the directors are independent.

Name	Independent	Transactions/Relationships/Arrangements

Michael J. Gade	Yes	None
Jeffery M. Jackson	Yes	None
Kerney Laday	Yes	None
J.V. Lentell	Yes	Banking relationship with Intrust — immaterial
Leonard H. Roberts	Yes	Charitable contributions by us to Students in Free Enterprise — immaterial
Paula Stern, Ph.D.	Yes	None

Lead Director:	As part of the Company’s corporate governance practices, our Board has created a Lead Director position. The duties of the Lead Director as established by the Board include (i) serving as the chairman of executive sessions of the Board, (ii) consulting with our Chairman and Chief Executive Officer on matters to be addressed at Board meetings, (iii) facilitating information flow and communication among the directors, and (iv) performing such other duties as may be specified by the Board. Mr. Lentell serves as our Lead Director.

Board Committees:	The standing committees of the Board during 2008 included the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing (1) the financial reports and other financial information provided by us to any governmental body or the public, (2) our systems of controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, (3) our independent auditor’s qualifications and independence, (4) the performance of our internal audit function and our independent auditors, and (5) the efficacy and efficiency of our auditing, accounting and financial reporting processes generally. The Audit Committee has the direct responsibility for the appointment, compensation, retention and oversight of our independent auditors, and reviews our internal audit department’s reports, responsibilities, budget and staffing. The Audit Committee also pre-approves all audit and non-audit services provided by our independent auditors and oversees compliance with our codes of ethics. The Board has adopted a charter for the Audit Committee, which can be found in the “Corporate Governance” section of the “Investor Relations” section of our website at

www.rentacenter.com. The Audit Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

The Board has determined that each of Mr. Jackson, Mr. Gade and Mr. Laday is “independent” as defined under SEC and Nasdaq rules. In addition, the Board has determined that Mr. Jackson is an “audit committee financial expert” as defined by SEC rules and each of Mr. Gade and Mr. Laday meets the financial sophistication requirements of Nasdaq. During 2008, the Audit Committee held 12 regularly scheduled meetings. Members: Mr. Jackson, Chairman, Mr. Gade and Mr. Laday.

The Compensation Committee (1) discharges the Board’s responsibilities with respect to all forms of compensation of our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President — General Counsel, Executive Vice President — Operational Services and Executive Vice Presidents — Operations, (2) administers our equity incentive plans, and (3) reviews and discusses with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and makes a recommendation to the Board as to whether the Compensation Discussion and Analysis should be included in our annual proxy statement, annual report on Form 10-K or any information statement, as applicable. The Compensation Committee is also responsible for recommending to the Board the form and amount of director compensation and conducting a review of such compensation as appropriate. The Board has adopted a charter for the Compensation Committee, which can be found in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. In addition, the Compensation Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers in the compensation process are described under “Compensation Discussion and Analysis — Compensation Process” beginning on page 14 of this proxy statement.

Pursuant to its charter, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain compensation consultants, independent legal counsel or other advisors and has the sole authority to approve the fees and other retention terms with respect to such advisors. Hewitt Associates LLC (“Hewitt”) was retained by the Compensation Committee in September 2008 to advise the Compensation Committee with respect to compensation to be paid to our management as well as compensation to be paid to the non-employee members of our Board commencing with the 2009 fiscal year.

The Compensation Committee held eight meetings in 2008, including regularly scheduled and special meetings. All members of the Compensation Committee are non-employee directors and are “independent” under Nasdaq rules. Members: Mr. Roberts, Chairman, Mr. Gade and Mr. Lentell.

The Nominating and Corporate Governance Committee assists the Board in fulfilling its responsibilities by (1) identifying individuals believed to be qualified to become members of the Board, consistent with criteria approved by the Board, (2) recommending to the Board candidates for election or reelection as directors, including director candidates submitted by the Company’s stockholders, and (3) overseeing, reviewing and making periodic recommendations to the Board concerning our corporate governance policies. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. In addition, the Nominating and Corporate Governance Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under Nasdaq rules. During 2008, the Nominating and Corporate Governance Committee met six times, including regularly scheduled and special meetings. Members: Mr. Lentell, Chairman, Mr. Gade and Mr. Roberts.

DIRECTOR COMPENSATION

Cash Compensation:	In 2008, our non-employee directors each received an annual retainer of $30,000. Additionally, non-employee directors each received $2,000 for each Board meeting and $1,000 for each committee meeting attended in person and were reimbursed for their expenses in attending such meetings. Non-employee directors also each received $500 for each telephonic Board or committee meeting attended. In addition to such compensation, in 2008 the Chairperson of the Audit Committee received a $7,500 retainer and the other members of the Audit Committee received a $4,000 retainer. Furthermore, the Chairperson of the Compensation Committee and the Nominating and Corporate Governance Committee received a $4,000 retainer and the other members of those committees a $2,000 retainer. Neither Mr. Speese nor Mr. Fadel received any cash compensation for his service as a director during 2008.

In September 2008, our Compensation Committee engaged Hewitt to advise it with respect to the compensation paid to our non-employee directors as compared to similarly situated public companies. Based on such input from Hewitt, in December 2008 the Compensation Committee recommended certain changes with respect to the cash compensation paid to our non-employee directors for their service as directors and our Board adopted such changes. Accordingly, beginning in 2009, our non-employee directors will receive an annual retainer of $40,000. Additionally, non-employee directors will receive $2,500 for each Board meeting attended in person and will be reimbursed for their expenses in attending such meetings. No fees for participation in telephonic meetings of the Board or committees will be paid in 2009. In addition to such compensation, additional annual retainers will be paid as follows:

Annual
Position	Retainer

Lead Director	$10,000
Chairperson of the Audit Committee	$10,000
Other members of the Audit Committee	$7,500
Chairperson of the Compensation Committee	$6,000
Other members of the Compensation Committee	$5,000
Chairperson of the Nominating and Corporate Governance Committee	$6,000
Other members of the Nominating and Corporate Governance Committee	$5,000

All retainers are payable in cash, in four equal installments on the first day of each fiscal quarter.

Neither Mr. Speese nor Mr. Fadel will be paid any cash compensation for his service as a director during 2009.

Equity Compensation:	Prior to December 31, 2008, our non-employee directors also received options to purchase 9,000 shares of our common stock on the first business day of the first full fiscal year of service as a director and options to purchase 5,000 shares of our common stock on the first business day of each year thereafter. Pursuant to the Rent-A-Center, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”), the exercise price of such options is the closing price for shares of our common stock on the Nasdaq Global Select Market on the last market trading day prior to the date the option is granted. These options are exercisable immediately.

All of our non-employee directors serving on January 2, 2008, other than Mr. Jackson, were granted options to purchase 5,000 shares of our common stock pursuant to such terms on that date. On such date, Mr. Jackson was granted an option to purchase 9,000 shares of our common stock pursuant to such terms. Neither Mr. Speese nor Mr. Fadel were granted any equity compensation for his service as a director during 2008.

In September 2008, our Compensation Committee engaged Hewitt to advise it with respect to the compensation paid to our non-employee directors as compared to similarly situated public companies. Based on such input from Hewitt, in December 2008 the Compensation Committee recommended certain changes with respect to the equity compensation paid to our non-employee directors for their service as directors and our

Board adopted such changes. Accordingly, beginning in 2009, our non-employee directors will receive a deferred stock award pursuant to the 2006 Plan rather than options to purchase shares of our common stock. Each deferred stock award consists of the right to receive shares of our common stock and is fully vested upon issuance. The shares covered by the award will be issued upon the termination of the director’s service as a member of the Board.

All of our non-employee directors serving on January 2, 2009 were granted deferred stock units valued at $50,000 on that date. Mr. Laday, who joined our Board in May 2008, received additional deferred stock units valued at $25,520 in lieu of the first year stock option grant he would otherwise have received. Neither Mr. Speese nor Mr. Fadel will be granted any equity compensation for his service as a director during 2009.

Director Equity Interest Guideline:	Our Board has adopted a guideline encouraging each non-employee member of the Board to hold at least $200,000 in our common stock and/or the deferred stock units issued as compensation for Board service (based on the price per share on the date or dates of such acquisition) within 5 years of the later of (i) December 23, 2008, or (ii) the date of their original election or appointment to the Board, and to hold such equity interest for so long as such member continues as a director.

The following table sets forth certain information regarding the compensation of our non-employee directors during 2008:

Director Compensation

	Fees Earned or
Name	Paid in Cash(1)	Option Awards(2)	Total

Michael J. Gade	$67,500	$35,100	$102,600
Jeffrey M. Jackson	$55,000	$63,180	$118,180
Kerney Laday	$29,250	$0	$29,250
J.V. Lentell	$57,500	$35,100	$92,600
Leonard H. Roberts	$64,500	$35,100	$99,600
Paula Stern, Ph.D.(3)	$0	$0	$0

(1)	Includes annual retainer, committee fees and meeting attendance fees paid to each non-employee director.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for our fiscal year ended December 31, 2008, in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in footnote L to our consolidated financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2009. Because each of the options awarded to our directors during 2008 were fully vested on the date of grant, the grant date fair value of such options is equal to the amount recognized for financial statement reporting purposes for our fiscal year ended December 31, 2008. On January 2, 2008, each then current director, with the exception of Mr. Jackson, was granted options to purchase 5,000 shares of our common stock at an exercise price of $14.52. On such date, Mr. Jackson was granted an option to purchase 9,000 shares of our common stock at an exercise price of $14.52. Mr. Laday joined our Board in May 2008, and Dr. Stern joined our Board in December 2008 and, accordingly, were granted no options during 2008. As of December 31, 2008, the number of outstanding options held by each of our then-current non-employee directors was as follows: Mr. Gade (19,000 shares), Mr. Jackson (9,000 shares), Mr. Laday (0 shares), Mr. Lentell (65,000 shares), Mr. Roberts (14,000 shares), and Dr. Stern (0 shares).

(3)	Dr. Stern was appointed to the Board on December 23, 2008 and received no compensation in 2008 for her services as a director.

CORPORATE GOVERNANCE

General:	Our Board has established corporate governance practices designed to serve the best interests of our company and our stockholders. In this regard, our Board has, among other things, adopted:

• a code of business conduct and ethics applicable to all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and controller;

• a code of business conduct and ethics applicable to all of our Board members;

• procedures regarding stockholder communications with our Board and its committees;

• appointment of a Lead Director;

• a majority voting standard in non-contested elections for directors;

• a policy for the submission of complaints or concerns relating to accounting, internal accounting controls or auditing matters;

• provisions in our Bylaws regarding director candidate nominations and other proposals by stockholders; and

• written charters for its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Our Board intends to monitor developing standards in the corporate governance area and, if appropriate, modify our policies and procedures with respect to such standards. In addition, our Board will continue to review and modify our policies and procedures as appropriate to comply with any new requirements of the Securities and Exchange Commission or Nasdaq.

Code of Business Conduct and Ethics:	Our Board has adopted a Code of Business Conduct and Ethics governing all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and controller. A copy of this Code of Business Conduct and Ethics is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. We intend to make all required disclosures concerning any amendments to, or waivers from, this Code of Business Conduct and Ethics on our website.

Board Code of Business Conduct and Ethics:	Our Board has adopted a Code of Business Conduct and Ethics applicable to all of the members of the Board. The Board Code of Business Conduct and Ethics provides guidance to our directors to help them recognize and deal with ethical issues and provides a mechanism to report unethical conduct. The Board Code of Business Conduct and Ethics is available on the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com.

Stockholder Communications with the Board:	Our Board has established a process by which stockholders may communicate with our Board. Stockholders may contact the Board or any committee of the Board by any one of the following methods:

By telephone:	By mail:	By e-mail:
972-624-6210	Rent-A-Center, Inc.	RAC.Board@rentacenter.com
Attn: Compliance Officer
5501 Headquarters Drive
Plano, TX 75024

Procedures for Reporting Accounting Concerns:	The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. These procedures are posted in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com.

Director Nominations:	Director Nominees. Under our Bylaws, only persons who are nominated in accordance with the procedures set forth in our Bylaws are eligible for election as, and to serve as, members of our Board. Under our Bylaws, nominations of persons for election to our Board may be made at a meeting of our stockholders (1) by or at the direction of our Board or (2) by any stockholder, provided they comply with the provisions of Article I, Section 3 of our Bylaws. The Board has delegated the screening and recruitment process for Board members to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee selects individuals it believes are qualified to be members of the Board, and recommends those individuals to the Board for nomination for election or re-election as directors. From time to time, the Nominating and Corporate Governance Committee may engage a consultant to conduct a search to identify qualified candidates. The Nominating and Corporate Governance Committee then undertakes the evaluation process described below for any candidates so identified.

Qualifications. The Nominating and Corporate Governance Committee believes that the minimum requirements for a person to be qualified to be a member of the Board are that a person must be committed to equal opportunity employment, and must not be a director, consultant, employee of or to any competitor of ours (i.e., a company in the rent-to-own business). The Nominating and Corporate Governance Committee also believes that members of the Board should possess character, judgment, skills (such as an understanding of the retail and rent-to-own industries, business management, finance, accounting, marketing, operations and strategic planning), diversity, and experiences with businesses and other organizations of a comparable size and industry. In addition, the Nominating and Corporate Governance Committee considers the composition of the current Board and the Board’s needs when evaluating the experience and qualification of director candidates. The Nominating and Corporate Governance Committee evaluates whether certain individuals possess the foregoing qualities and recommends to the Board candidates for nomination to serve as our directors. This process is the same regardless of whether the nominee is recommended by one of our stockholders.

Advance Resignation Policy. As a condition to nomination by the Nominating and Corporate Governance Committee of an incumbent director, a nominee shall submit an irrevocable offer of resignation to the Board, which resignation shall become effective in the event that (a) such nominee is proposed for reelection and is not reelected at a meeting of the stockholders in which majority voting applies and (b) the resignation is accepted by the Board by the vote of a majority of the directors, not including any director who has not been reelected.

Stockholder Nominations. In addition to nominees by or at the direction of our Board, the Nominating and Corporate Governance Committee will consider candidates for nomination proposed by stockholders, so long as the stockholder provides notice and information on the proposed nominee to the Nominating and Corporate Governance Committee through the Secretary in accordance with the provisions of Article I, Sections 3 and 4 of our Bylaws relating to direct stockholder nominations.

For the Nominating and Corporate Governance Committee to consider candidates recommended by stockholders, Section I, Article 3 of our Bylaws requires that the stockholder provide notice to our Secretary (1) not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, or (2) with respect to an election to be held at a special meeting of stockholders for the election of directors, no earlier than 120 days prior to the date of such special meeting, nor later than the close of business on the later to occur of the 90th day prior to the date of such special meeting or the 10th day following the day on which public disclosure of the date of the special meeting was made. The notice to our Secretary must set forth:

• Name & address of stockholder and/or beneficial owner;

• Class & number of shares of capital stock owned, directly or indirectly, beneficially or of record by such stockholder and/or beneficial owner;

• Any derivative interests held by such stockholder and/or beneficial owner;

• Proxy or voting agreements to which such stockholder and/or beneficial owner may vote any shares of any of our securities;

• Short interest position of such stockholder and/or beneficial owner, if any;

• Dividend rights to which such stockholder and/or beneficial owner are entitled, if separable;

• Proportionate interests of such stockholder and/or beneficial owner arising out of partnership arrangements; and

• Performance related fees to which such stockholder and/or beneficial owner is entitled based on the increase or decrease in the value of such shares or derivative instrument.

The above information must be supplemented (1) no later than 10 days following the record date for the meeting, and (2) 10 days prior to the meeting date. In addition, as to each person whom the stockholder proposes to nominate for election or re-election as a director, the following information must be provided:

• Information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected);

• A description of any compensatory and other material agreements among the nominating stockholder/beneficial owner, its affiliates & associates and the proposed nominee;

• A questionnaire furnished by our Secretary and completed by the proposed nominee; and

• The representation and agreement of the proposed nominee regarding no voting agreements, non-disclosed compensation arrangements, and compliance upon election with our governance policies and guidelines.

Director Attendance at Annual Meeting of Stockholders:	Our Board has adopted a policy stating that each member of the Board should attend our annual meeting of stockholders. All of our directors then serving as directors attended the 2008 Annual Meeting of Stockholders.

PROPOSAL TWO:
RATIFICATION OF THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Overview:	The Audit Committee of the Board has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Our Board has further directed that we submit the selection of our independent registered public accounting firm for ratification by our stockholders at the annual meeting.

The Audit Committee reviews and pre-approves both audit and all permissible non-audit services provided by our independent registered public accounting firm, and accordingly, all services and fees in 2008 provided by Grant Thornton were pre-approved by the Audit Committee. The Audit Committee has considered whether Grant Thornton’s provision of services, other than services rendered in connection with the audit of our annual financial statements, is compatible with maintaining Grant Thornton’s independence. The Audit Committee has determined that the rendering of non-audit services by Grant Thornton during the fiscal year ended December 31, 2008 was compatible with maintaining their independence. Representatives of Grant Thornton will attend the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. The Audit Committee believes it to be in the best interests of our stockholders to retain, and has retained, Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2009. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue the retention of Grant Thornton. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and those of our stockholders. The Audit Committee annually reviews the performance of our independent registered public accounting firm and the fees charged for their services. Based upon the Audit Committee’s analysis of this information, the Audit Committee will determine which registered independent public accounting firm to engage to perform our annual audit each year.

Principal Accountant Fees and Services:	The aggregate fees billed by Grant Thornton for the fiscal years ended December 31, 2008 and December 31, 2007 for the professional services described below are as follows:

	2008	2007

Audit Fees(1)	$923,487	$970,721
Audit-Related Fees(2)	$36,453	$31,868
Tax Fees(3)	$17,265	$12,000
All Other Fees(4)	$0	$0

(1)	Represents the aggregate fees billed by Grant Thornton for (a) professional services rendered for the audit of our annual financial statements for 2008 and 2007, (b) the audit of management’s assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2008 and 2007, (c) reviews of the financial statements included in our Forms 10-Q filed with the SEC, and (d) services in connection with regulatory filings during 2008 and 2007.

(2)	Represents the aggregate fees billed by Grant Thornton for 2008 and 2007 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption “Audit Fees.”

(3)	Represents the aggregate fees billed by Grant Thornton for professional services rendered for tax compliance, tax advice and tax planning. This amount consists of fees related to state tax work in 2008 and 2007.

(4)	There were no fees paid to Grant Thornton in 2008 or 2007 for products or services not included above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its oversight responsibilities by, among other things, reviewing the financial reports and other financial information provided by the Company to any governmental body or the public.

In discharging its oversight responsibilities, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and the Company that might bear on the auditors’ independence consistent with the applicable requirements of the Public Company Accounting Standards Board, discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the integrity of the Company’s financial reporting processes, including the Company’s internal accounting systems and controls, and reviewed with management and the independent auditors the Company’s significant accounting principles and financial reporting issues, including judgments made in connection with the preparation of the Company’s financial statements. The Audit Committee also reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the consolidated financial statements of the Company.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2008 with management and the independent auditors. Management is responsible for the Company’s financial reporting process, including its system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934), and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing those financial statements, and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. The members of the Audit Committee are “independent” as defined by SEC and Nasdaq rules, and our Board has determined that (i) Jeffery M. Jackson is an “audit committee financial expert” as defined by SEC rules and (ii) each of Mr. Gade and Mr. Laday meets the financial sophistication requirements of Nasdaq.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. The Audit Committee periodically meets with the Company’s internal and independent auditors, with and without management present, and in private sessions with members of senior management to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also periodically meets in executive session.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Jeffery M. Jackson, Chairman
Michael J. Gade
Kerney Laday

EXECUTIVE OFFICERS

The Board appoints our executive officers at the first Board meeting following our annual stockholders meeting and updates the executive officer positions as needed throughout the year. Each executive officer serves at the behest of the Board and until their successors are appointed, or until the earlier of their death, resignation or removal.

The following table sets forth certain information with respect to our executive officers as of March 31, 2009:

Name	Age	Position

Mark E. Speese	51	Chairman of the Board of Directors and Chief Executive Officer
Mitchell E. Fadel	51	President and Chief Operating Officer
Robert D. Davis	37	Executive Vice President -- Finance, Chief Financial Officer and Treasurer
Christopher A. Korst	49	Executive Vice President -- Operations
William S. Short	51	Executive Vice President -- Operations
Ronald D. DeMoss	58	Executive Vice President -- General Counsel and Secretary
David E. West	58	Executive Vice President -- Operational Services

Mark E. Speese	Mr. Speese has served as the Chairman of our Board and Chief Executive Officer since October 2001 and has served as one of our directors since 1990. Mr. Speese previously served as our Vice Chairman from September 1999 until March 2001. From 1990 until April 1999, Mr. Speese served as our President. Mr. Speese also served as our Chief Operating Officer from November 1994 until March 1999.

Mitchell E. Fadel	Mr. Fadel has served as our President since July 2000, as our Chief Operating Officer since December 2002 and as a director since December 2000. From November 1992 until July 2000, Mr. Fadel served as President and Chief Executive Officer of ColorTyme.

Robert D. Davis	Mr. Davis has served as our Executive Vice President — Finance since February 2008, our Senior Vice President — Finance since September 1999, as our Chief Financial Officer since March 1999 and as our Treasurer since January 1997. From September 1998 until September 1999, Mr. Davis served as our Vice President — Finance and Treasurer. Mr. Davis began his employment with us in 1993 as an accountant. Mr. Davis is a licensed certified public accountant in the State of Texas.

Christopher A. Korst	Mr. Korst has served as our Executive Vice President — Operations since January 2008. Mr. Korst previously served as our Secretary since September 2004 and our Senior Vice President — General Counsel since May 2001. From January 2000 until May 2001, Mr. Korst owned and operated AdvantEdge Quality Cars, which he acquired in a management buyout.

William S. Short	Mr. Short has served as our Executive Vice President — Operations since November 2006. From July 1996 to November 2006, Mr. Short was employed by Rent-Way Inc., serving in various capacities including President and a member of Rent-Way’s board since May 2005. Mr. Short also served as Senior Vice President of Operations of Rent-Way from 2002 to 2004, and Executive Vice President — Chief Operating Officer of Rent-Way from 2004 to 2005. We acquired Rent-Way in November 2006.

Ronald D. DeMoss	Mr. DeMoss has served as our Executive Vice President — General Counsel and Secretary since August 2008, and as our Senior Vice President — General Counsel and Secretary of the Company since January 2008. From November 2006 until December 2007, Mr. DeMoss served as our Vice President — Associate General Counsel. Mr. DeMoss previously served as Vice President and General Counsel of Rent-Way, Inc. from February 1996 to November 2006. We acquired Rent-Way in November 2006.

David E. West	Mr. West has served as our Executive Vice President — Operational Services since August 2008, and as our Senior Vice President — Operational Services since May 2005. From September 2004 until May 2005, Mr. West served as our Vice President — Operational Services. From August 1992 until September 2004, Mr. West served as our Vice President — Product Service.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Objectives

Decisions with respect to compensation of our executive officers, including our chief executive officer and other named executive officers, are made by our Compensation Committee, which is comprised solely of independent directors. Our Compensation Committee has identified four primary objectives for our executive compensation program, which govern the decisions it makes with respect to the amount and type of compensation paid to our named executive officers. The objectives of our executive compensation program are to:

•	attract, retain and motivate senior executives with competitive compensation opportunities;

•	balance short-term and long-term strategic goals;

•	align our executive compensation program with the core values identified in our mission statement which include respect for people, integrity, a commitment to excellence, ownership and stakeholder focus; and

•	reward performance that increases the value of our stock.

Compensation Process

The Compensation Committee typically begins the process of determining the amount and mix of total compensation to be paid to our senior executives, including our named executive officers, in December of each year and finalizes the amounts the following January. This enables the Compensation Committee to examine and consider our performance during the previous year in establishing the current year’s compensation.

The Compensation Committee has traditionally relied heavily on the input and recommendations of our Chief Executive Officer, Mark E. Speese, who reviews and makes recommendations to the Compensation Committee with respect to our executive compensation programs. The Compensation Committee believes Mr. Speese’s unique insight into our business, his role as a founder of our company, his day-to-day interaction with our senior executives, as well as his over 30 years of experience in the rent-to-own industry, provides a valuable resource to the Compensation Committee. Prior to providing his input and recommendations to the Compensation Committee, our Human Resources department prepares, and Mr. Speese reviews, an informal position-level analysis of our compensation programs company-wide, which includes a review of our named executive officers’ compensation for internal consistency relative to our other officers and employees, and attempts to achieve consistency between the relative difference between the compensation of our named executive officers and the compensation of our other officers and employees. Mr. Speese does not, however, participate in the discussions among the members of the Compensation Committee with respect to his own compensation.

The Compensation Committee also reviews data with respect to the executive compensation practices of publicly-traded companies in the retail industry compiled by our Human Resources department. The Compensation Committee did not retain a compensation consultant to assist it with compensation decisions for 2008 executive compensation, but relied on market data gathered by our Human Resources department in evaluating the competitiveness of pay arrangements for our named executive officers, including independent compensation surveys by companies (such as Mercer LLC and the Economic Research Institute (ERI), conducted with respect to companies categorized as retailers with similar sales revenue as our company. Consistent with 2007, the Compensation Committee’s compensation philosophy for 2008 was to target total executive compensation at the 50th percentile of retail companies that are similar in size to ours. To assist it in evaluating compensation decisions for 2009, the Compensation Committee engaged Hewitt Associates, LLC to conduct a formal evaluation of our compensation arrangements for our senior executives and directors as compared to those arrangements offered by similarly-situated public companies in the retail industry. See page 23 of this proxy statement for a discussion regarding executive compensation changes implemented by the Compensation Committee for 2009 and Hewitt’s role in that process.

Finally, various members of the Compensation Committee have significant professional experience in the retail industry, as well as with respect to the executive compensation practices of large publicly-traded companies. This experience provides a frame of reference within which to evaluate our executive compensation program relative to general economic conditions and our progress in achieving our short term and long-term goals.

When the Compensation Committee considers the mix and amount of total compensation for our named executive officers, it reviews a tally sheet which contains information regarding, among other things:

•	each named executive officer’s compensation for the previous three years;

•	the type and amount of long-term incentive awards granted to each named executive officer in the previous three years;

•	our equity securities owned by each named executive officer as of the end of the most recently completed fiscal year;

•	the proceeds realized by each named executive officer from sales of our equity securities in the previous three years; and

•	the severance payments to which each named executive officer would be entitled to receive upon the occurrence of certain events, taking into account the proposed compensation to be paid to such named executive officer for the new fiscal year.

The Compensation Committee uses these tally sheets to estimate the total annual compensation of the named executive officers, and provide it a perspective on the named executive officers’ wealth accumulation from our compensation programs and potential payouts to them under a range of termination scenarios. Before finalizing the compensation of the named executive officers for any given year, the tally sheets allow the Compensation Committee to fully understand the impact that its decisions will have on each named executive officer’s total existing and potential compensation. In its review of tally sheets for 2008 compensation, the Compensation Committee discovered no unintended consequences of the compensation program, and consequently, no material changes were made or deemed necessary to the executive compensation program or the individual elements of our executive officers’ compensation as a result of this review.

See the sections entitled “— Potential Payments and Benefits Upon Termination Without a Change in Control” and “— Potential Payments and Benefits Upon Termination With a Change in Control” beginning on pages 36 and 38, respectively, of this proxy statement for the total amount of compensation and benefits each named executive officer could receive as a result of the various termination events and a description of our severance arrangements beginning on page 33 of this proxy statement.

Forms of Compensation

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers:

•	base salary, which is paid in cash;

•	annual incentive compensation, which is paid in cash;

•	long-term incentive compensation;

•	severance arrangements; and

•	limited fringe benefits, including perquisites.

Base Salary.  The base salary for each of our named executive officers represents the guaranteed portion of their total compensation and is determined annually by the Compensation Committee. Base salary is intended to reward the performance of each named executive officer during the fiscal year relative to his or her position with us. In establishing the base salary for each of our named executive officers, the Compensation Committee reviews:

•	the named executive officer’s historical performance in his or her position with us, based on the input received from Mr. Speese, including whether he or she achieved the goals set under the MBO program (discussed below), the financial performance within his or her area of responsibility and other subjective factors;

•	Mr. Speese’s recommendations as to the proposed base salary (other than his own);

•	our financial performance; and

•	recent comparative peer data, which for 2008 compensation, was compiled by our Human Resources department and which generally consists of statistical compensation studies of public companies in the retail industry.

Annual Incentive Compensation.  The Compensation Committee maintains an annual incentive compensation program for our executive officers that provides for awards in the form of a cash bonus. The Compensation Committee believes that cash bonuses are appropriate to promote our interests as well as those of our stockholders by providing our named executive officers with short-term financial rewards upon achievement of specified short-term objectives, which the Compensation Committee believes will ultimately increase the value of our stock, as well as help us attract and retain our named executive officers by providing attractive compensation opportunities.

MBO Program-General.  Our named executive officers, other than Mr. Speese, participate in our management bonus opportunity program, which we refer to as our “MBO program.” Under our MBO program, cash bonuses are established at a pre-determined percentage of the named executive officer’s base salary, with such percentage amount set in accordance with the eligible named executive officer’s position and responsibilities with us. The percentage allocation as well as the potential ultimate payouts pursuant to our MBO program for each year are typically approved by the Compensation Committee in January at the same time that all compensation for our named executive officers is reviewed and, if applicable, approved. This enables the Compensation Committee and Mr. Speese to examine the named executive officer’s performance during the previous year, establish performance goals for our eligible named executive officers relative to such performance, as well as determine financial performance targets for the new fiscal year based in part upon the previous year’s performance.

Consistent with prior years, the 2008 MBO program was divided into two parts — a measure based on our company-wide financial performance, which made up 40% of the potential annual incentive award, and an individual performance measure specific to each named executive officer, which made up the remaining 60% of the potential annual incentive award. The 60%/40% allocation for the 2008 MBO program represented the Compensation Committee’s determination that, although a substantial portion of the cash bonus opportunity for our named executive officers should be dependent upon our overall financial performance, the individual performance of each named executive officer could be measured in a number of ways which may not necessarily be reflected in our overall financial performance, since such performance may be largely dependent on a variety of factors over which an individual named executive officer may not exercise control. The Compensation Committee further determined that our consolidated pre-tax net income was the appropriate basis upon which to measure our performance in this context, based in part upon input previously received from Hewitt in 2005 regarding the performance measures utilized with respect to similar awards made by similarly-situated public companies in the retail industry. The Compensation Committee also believes that consolidated pre-tax net income generally represents an accurate indicator of our financial performance over a one-year period of time.

Financial Performance Measure.  In setting the target amount of financial performance, the Compensation Committee reviews with Mr. Speese our financial projections as well as the market’s expectations with respect to our company-wide financial performance for the applicable year. Our targeted financial performance portion of the MBO program contains provisions such that each participating named executive officer is typically eligible to receive a cash bonus in a range from a minimum amount should we approach, but fail to achieve, our targeted financial performance, a target amount, should we achieve our targeted financial performance, and a maximum amount should we exceed our targeted financial performance.

The Compensation Committee recognizes that there may be instances where the accounting treatment of a matter may have a disproportionate impact on our financial results in any given year, irrespective of whether or not such accounting impact truly reflects our operating results for that fiscal year, as may be the case with changes in our accruals for insurance and legal liabilities. Accordingly, the Compensation Committee uses its discretion in evaluating our financial performance with respect to the MBO program, and may exclude certain accounting measures and extraordinary items in determining whether we met our financial performance target when doing so is consistent with our compensation objectives.

For 2009, the Compensation Committee revised our MBO program structure to make 100% of the bonus payout contingent on company financial performance. See page 23 for a discussion of these changes for 2009.

Individual Performance Measure.  As a result of a collaborative process between each named executive officer and Mr. Speese, approximately three to five distinct individual goals and objectives are established for each named executive officer, some of which may be linked to our performance within the named executive officer’s sphere of influence, and some of which may be more personal in nature, depending on the facts and circumstances applicable to each named executive officer.

In January of each year, Mr. Speese reviews the named executive officer’s performance with respect to the individual goals and objectives. To the extent that the achievement of such individual goals and objectives is not objectively quantifiable, the portion of the maximum amount otherwise payable upon the achievement of the individual goals and objectives which is ultimately awarded to a particular named executive officer reflects Mr. Speese’s subjective determination, based upon his collaboration with such named executive officer, as to the named executive officer’s performance with respect to any such individual goals and objectives. In the event that an eligible named executive officer approaches, yet fails to achieve, all of the individual goals and objectives, the named executive officer is typically eligible to receive a portion of the amount otherwise payable upon the achievement of the individual goals and objectives.

Mr. Speese Annual Incentive Compensation.  Mr. Speese does not participate in our MBO program, but the Compensation Committee has the ability to award a cash bonus to Mr. Speese in its discretion pursuant to the terms of his employment agreement, which is discussed in greater detail below. In determining whether Mr. Speese is awarded a cash bonus and if so, in what amount, the Compensation Committee will review our financial performance for the relevant fiscal year, Mr. Speese’s past performance, total cash compensation necessary to retain top executive talent, and whether we attained the financial performance measure for the MBO program for our other senior executive officers, including our named executive officers.

For a description of the cash bonuses paid to our named executive officers for 2008, please see “— Determination of 2008 Compensation — Long-Term Incentive Compensation Award Grants in 2008” on page 21, the Summary Compensation Table on page 26 and the Grants of Plan-Based Awards Table on page 28 of this proxy statement.

Long-Term Incentive Compensation.  Our equity incentive plans are administered by the Compensation Committee and are designed to enable the Compensation Committee to provide incentive compensation to our employees in the form of stock options, stock awards, other equity awards, and performance-based equity awards. The Compensation Committee believes that awarding our named executive officers non-cash, long-term equity incentive compensation, primarily in the form of long-term incentive awards which may increase in value in conjunction with the satisfaction by us of pre-determined performance measures and/or an increase in the value of our common stock, more effectively aligns their interests with ours. The Compensation Committee also believes that such awards will provide our named executive officers with an incentive to remain in their positions with us, since the determination as to whether a particular measure for our performance and/or an increase in the value of our common stock has been satisfied is typically made over an extended period of time. In general, the Compensation Committee considers equity awards to our named executive officers on an annual basis, normally in January of each year.

Generally, long-term incentive awards are made to our named executive officers pursuant to (i) the Rent-A-Center, Inc. Long-Term Incentive Plan, which we refer to as the “2006 Plan,” and (ii) the Rent-A-Center, Inc. 2006 Equity Incentive Plan, which we refer to as the “Equity Plan.” Under the terms of each of the 2006 Plan and the Equity Plan, awards may be granted at times and upon vesting and other conditions as determined by the Compensation Committee, and may be made in the form of stock options, stock awards, other equity awards, and performance-based equity awards. In addition, under the 2006 Plan, awards may be made in the form of cash awards.

The Compensation Committee has generally granted long-term incentive equity awards to our named executive officers other than Mr. Speese in the form of options to purchase shares of our common stock and restricted stock units. Stock option awards under our equity incentive plans are granted at the fair market value per share of our common stock on the date the option is granted as determined by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last market trading day prior to the date the option is granted. The options granted to our named executive officers typically vest ratably over a four-year period, commencing one year from the date of grant, and expire after 10 years.

The restricted stock units granted by our Compensation Committee vest either incrementally over a period of time or upon the achievement of specified goals for our performance over a period of time. Awards of restricted stock with time-based vesting provide our named executive officers with a minimum level of value while also providing an additional incentive for such individuals to remain in their positions with us. Awards of restricted stock with performance-based vesting provide an additional incentive for our named executive officers to remain in their positions with us in order to realize the benefit of such award and also focus them on a performance parameter which the Compensation Committee considers beneficial to increasing the value of our stock, and consequently, stockholder value. We typically grant awards of restricted stock units to our named executive officers as a portion of a long-term incentive award in January of each year. The Compensation Committee typically determines the dollar value for each award of restricted stock with time-based vesting and performance-based vesting to each of our named executive officers. Prior to 2009, the annual awards of restricted stock units to our named executive officers were structured so that half of the value of the award had time-based vesting and the other half had performance-based vesting.

In place of long-term equity awards, the Compensation Committee has typically granted Mr. Speese a cash award with vesting provisions similar to the vesting provisions of the long-term equity awards granted to our other named executive officers.

For a description of the long-term incentive awards granted to our named executive officers for 2008, please see “— Description of 2008 Compensation — Long-Term Incentive Compensation Award Grants in 2008” on page 21, the Summary Compensation Table on page 26 and the Grants of Plan-Based Awards Table on page 28 of this proxy statement.

In 2009, the Compensation Committee revised the structure of the annual long-term incentive awards. See page 23 for a discussion of these changes for 2009.

Severance Arrangements.  We have an employment agreement with Mr. Speese and executive transition agreements with our other named executive officers to provide certain payments and benefits upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other circumstances that may affect the named executive officer. The Compensation Committee believes that such severance arrangements assist us in recruiting and retaining top-level talent. In addition, formalizing our severance practices benefits us (1) by providing us with certainty in terms of our obligations to an eligible executive in the event that our relationship with him or her is severed and (2) by virtue of the non-competition, non-solicitation and release provisions in our loyalty agreements, which inure to our benefit in the event that an eligible executive severs employment with us.

For a more detailed description of the severance arrangements which apply to our named executive officers, please see “Termination of Employment and Change-in-Control Arrangements” beginning on page 33 of this proxy statement.

Fringe Benefits and Perquisites.  Our named executive officers are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans, all of which the Compensation Committee believes are commensurate with plans of other similarly situated public companies in the retail industry. In addition, we will pay for the cost of one annual executive physical examination for each named executive officer. Our named executive officers are also eligible to participate in our 401(k) plan and the Rent-A-Center, Inc. Deferred Compensation Plan. The Deferred Compensation Plan allows our executive officers to defer tax liability on a portion of their compensation that they would not otherwise be able to contribute due to applicable IRS limitations on contributions to 401(k) plans by highly compensated individuals.

In addition, we own and operate a corporate jet for use by management for business purposes which is available for limited non-business use to our named executive officers. Use of the corporate aircraft by these executives for non-business use is subject to availability. Under the policy established by the Board, none of our executives is permitted to charter the corporate aircraft for non-business use more than once per calendar quarter, unless the executive first submits a request to Mr. Speese, who must consult with the Chairman of the Audit Committee in determining whether to approve such additional non-business use. Once a reservation of the corporate aircraft for non-business use is made, the executive must pay us, in advance, 110% of the estimated total cost of the requested use of the corporate aircraft. If the actual cost for the non-business use of the corporate aircraft exceeds the advance deposit made by the requesting executive, the additional amount is deemed compensation for the requesting executive and reflected on his or her W-2 earnings statement for the year.

The Compensation Committee has determined it is beneficial to offer the above-described fringe benefits and perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly-situated public companies in the retail industry. In determining the total compensation payable to our named executive officers for a given fiscal year, the Compensation Committee will examine such fringe benefits and perquisites in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that such fringe benefits and perquisites which are available to our named executive officers represent a relatively insignificant portion of their total compensation, the availability of such items does not materially influence the decisions made by the Compensation Committee with respect to other elements of the total compensation to which our named executive officers are entitled or awarded.

For a description of the fringe benefits and perquisites received by our named executive officers in 2008, please see “— All Other Compensation” on page 27 of this proxy statement.

Section 162(m)

In general, Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the amount of compensation we can deduct in any year with respect to our Chief Executive Officer and each of our four other most highly compensated executive officers (other than our Chief Financial Officer). The limit does not apply to so-called “performance-based compensation,” which includes compensation attributable to stock options and performance-based restricted stock awards granted pursuant to the 2006 Plan or the Equity Plan. The Compensation Committee believes that our executive compensation deduction for 2008 will not be materially affected by the Section 162(m) limitations. Although the Compensation Committee generally seeks to avoid the Section 162(m) deduction limitations, it is possible, depending upon the circumstances, that items of future compensation may be non-deductible due to those limitations.

Determination of 2008 Compensation

2008 Annual Base Salary Adjustments and 2008 Target Annual Incentive Compensation

At the beginning of 2008, the Compensation Committee considered whether adjustments would be made to the annual base salaries and target annual incentive compensation opportunities for our named executive officers. During the Compensation Committee’s review of base salaries for our named executive officers for 2008, the Compensation Committee primarily considered market data provided by our Human Resources department, the input of Mr. Speese (other than with respect to his own base salary), individual performance (including whether the named executive officer achieved the goals established under the MBO program for 2007), our financial performance, the experience of the executive officer, and each named executive officer’s compensation in relation to our other executive officers. In determining Mr. Speese’s base salary for 2008, the Compensation Committee considered our financial performance in 2007 and the level of compensation paid to the highest paid executive at similarly situated public companies in the retail industry.

Based on its review, the Compensation Committee increased the base salaries of the named executive officers for 2008 as set forth in the table below. The increases were generally consistent with the Compensation Committee’s decision to increase our named executive officers’ base salaries consistent with the 4.0% cost of living increase, on an overall basis, of the base salaries for our home office employees. This increase was also consistent with the Compensation Committee’s decision to move our executive compensation levels toward the 50th percentile of base salaries paid to executive officers with comparable duties and responsibilities at similarly-situated public companies in the retail industry. In doing so, the Compensation Committee reviewed the market data compiled by our Human Resources department and the ERI and Mercer data as described more fully in “Compensation Discussion and Analysis — Compensation Process” on page 14 of this proxy. Mr. Speese’s base salary was increased by approximately 3%, Messrs. Fadel and Short each received an approximately 4% increase in base salary and Mr. Davis received a 7% increase in base salary, each in an effort to more closely align their base salaries with that of individuals in comparable positions based on survey data collected by ERI and Mercer. Mr. Korst received a 12% salary increase for 2008 due to his promotion in January 2008 to Executive Vice President-Operations. The base salary adjustments for 2008 were effective March 1, 2008. As a percentage of each participating named executive officer’s 2008 base salary, the 2008 target MBO program compensation represented for Mitchell E. Fadel, 50%; and for Messrs. Davis, Short and Korst, 40%. No adjustments were made to the named executive officers’ 2008 target annual incentive compensation as a percentage of their respective base salaries.

Annual Base Salaries

Name	2007 Base Salary	2008 Base Salary	Percentage Increase

Mark E. Speese	$775,000	$800,000	3.2%
Robert D. Davis	$355,000	$380,000	7.0%
Mitchell E. Fadel	$525,000	$543,000	3.4%
Christopher A. Korst	$294,000	$330,000	12.2%
William S. Short	$350,000	$365,000	4.3%

MBO Program Compensation for 2008

In January 2009, the Compensation Committee reviewed the amounts payable pursuant to the named executive officers’ annual incentive awards under the 2008 MBO program for performance in 2008 based on the metrics approved by the Compensation Committee in January 2008. The Compensation Committee further awarded Mr. Speese’s cash bonus for his performance in 2008 at that time. The annual cash incentive awards for 2008 performance were paid in cash in February 2009. The following discussion sets forth the process the Compensation Committee followed in reviewing the amounts payable to each named executive officer under the MBO program for 2008 performance. As previously described, the MBO program for 2008 was comprised of a company-wide financial performance measure and an individual performance measure.

MBO Program — Company-Wide Financial Performance Goals.  Our 2008 MBO financial performance goal, which was used to determine the 40% company financial performance portion for our named executive officers under the 2008 MBO program, was set at $247.7 million of consolidated pre-tax net income. When setting the performance target for 2008, the Compensation Committee elected to use a pre-tax financial measurement because, in the Compensation Committee’s view, that measure more appropriately reflects management’s current year impact on operating results by eliminating any potential positive or negative effect on our effective tax rate of non-operating items (such as reserves and refinancing charges).

The percentage of the financial performance portion of the MBO program award to be received by each named executive officer if we missed, met or exceeded this target during 2008 is set forth in the table below:

2008 MBO Program
Financial Performance Target

Percent of Target Financial	Percent of 40% Portion of MBO Target
Performance Target Achieved	Earned by Named Executive Officer

< 95.99%	0%
96.00% — 97.00%	25%
97.01% — 98.00%	50%
98.01% — 99.00%	75%
99.01% — 101.00%	100%
101.01% — 102.50%	110%
102.51% — 105.00%	125%
105.00% <	150%

The financial performance targets were established following a review of our financial projections developed in alignment with our strategic plan and objectives for 2008. Generally, the financial performance target levels are set such that the relative difficulty of achieving the target level is consistent from year to year. For 2008, the corporate performance target was set below the target level set for 2007, as the Compensation Committee determined that financial performance for 2008 could be negatively impacted by our store consolidation program and our financial results from the summer of 2007.

MBO Program — Individual Performance Goals.  Individual performance goals for 2008 included some linked to performance within the named executive officer’s sphere of influence, and some of which were more personal in nature, depending on the facts and circumstances applicable to each named executive officer. These individual goals and objectives included the management of expenses within a named executive officer’s area of responsibility, the professional development of personnel which report directly to a named executive officer, and the implementation of certain initiatives.

MBO Program Compensation Determinations for 2008

On January 30, 2009, the Compensation Committee reviewed the actual performance of our company relative to the pre-tax consolidated net income amount for corporate performance goals that were established for the year. In reviewing our actual 2008 performance relative to the corporate financial goals, the Compensation Committee determined that it would not be appropriate to make any adjustments to exclude any accounting measures or extraordinary items in determining whether we met our financial performance target. The Compensation Committee determined that we achieved pre-tax consolidated net income of $221.3 million, which was below the target of $247.7 million.

Based on the policies described earlier in this compensation discussion and analysis and the individual criteria established for each named executive officer for 2008, in January 2009 the Compensation Committee reviewed Mr. Speese’s analysis of the named executive officers’ performance in 2008. Based on such individual performance review, the individual performance factor payment generally ranged between 86% and 100% as determined by Mr. Speese and reviewed by the Compensation Committee. The Compensation Committee discussed with Mr. Speese the performance of the named executive officers (other than himself) with respect to the individual goals that Mr. Speese discussed with each of them for 2008.

Based upon our company’s financial performance in 2008 and the individual performance of each named executive officer (other than Mr. Speese):

•	Mr. Davis received an annual cash incentive bonus for his 2008 performance in the amount of $91,200, which is based 0% on our target corporate performance and 100% on Mr. Davis’s individual performance;

•	Mr. Fadel received an annual cash incentive bonus for his 2008 performance in the amount of $142,130, which is based 0% on our target corporate performance and 87% on Mr. Fadel’s individual performance;

•	Mr. Korst received an annual cash incentive bonus for his 2008 performance in the amount of $68,112, which is based 0% on our target corporate performance and 86% on Mr. Korst’s individual performance; and

•	Mr. Short received an annual cash incentive bonus for his 2008 performance in the amount of $75,336, which is based 0% on our target corporate performance and 86% on Mr. Short’s individual performance.

Mr. Speese 2008 Cash Bonus.  Although Mr. Speese does not participate in our MBO program, the Compensation Committee determined a target cash bonus for Mr. Speese in January 2008 of 60% of his base salary. In determining whether Mr. Speese is actually awarded a cash bonus and if so, in what amount, the Compensation Committee reviews the factors described above under “— Annual Incentive Compensation — Mr. Speese Annual Incentive Compensation” on page 17 of this proxy statement. In January 2009, the Compensation Committee determined that Mr. Speese should receive a cash bonus for the fiscal 2008 year in the amount of $288,000, which amount is equal to 60% of Mr. Speese’s targeted cash bonus. In making this determination, the Compensation Committee considered Mr. Speese’s individual contributions to our company and also considered that we did not attain the financial performance measure for our 2008 MBO program.

The amounts awarded to our named executive officers for their annual cash incentive bonus for 2008 performance is included in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” on page 26 of this proxy statement.

Long-Term Incentive Compensation Award Grants in 2008

The Compensation Committee determines the timing of the annual grants of stock options and restricted stock units to our named executive officers as well as the terms and restrictions applicable to such grants. The Compensation Committee approves the annual grant to our executive officers after the Compensation Committee has reviewed the information set forth in the tally sheets. Stock options are granted with an exercise price equal to the fair market value per share of our common stock on the date the option is granted by reference to the closing price for shares on the Nasdaq Global Select Market on the last market trading day prior to the date the option is granted. Grants may also be made in connection with significant hires or promotions.

Annual long-term incentive compensation grants to our named executive officers for 2008 were comprised of an approximate 50/50 combination of stock options and restricted stock units. Options are granted at target levels, are not adjusted for company or individual performance, and vest ratably over a four year period commencing on the one-year anniversary of the date of grant. Restricted stock units awards are generally divided into units with time-based vesting and units with performance-based vesting. The time-based restricted stock units vest upon the named executive officer completing three years of continuous employment with us from January 30, 2008. The performance-based restricted stock units vest upon our achievement of a three-year EBITDA target of $1.335 billion for the three-year period ending December 31, 2010. The long-term equity incentive grants to our named executive officers in 2008 were generally made in the same type of award and vesting provisions as was done in 2006 and 2007. The dollar amount, the allocation of the dollar amounts to each vesting requirement and the basis for selecting the dollar amounts allocated to each of the vesting requirements were determined by the Compensation Committee. The Compensation Committee based the dollar amount of the award on data compiled by and recommendations of Hewitt in 2006. For 2008, the Compensation Committee generally used the same dollar amounts equal to a percentage of base salary for the awards to our named executive officers as were utilized in 2006 and 2007.

Given Mr. Speese’s significant ownership of our common stock, and consistent with the prior year, the Compensation Committee determined in January 2008 that a long-term incentive award granted to Mr. Speese should be a cash award, containing substantially the same vesting schedule and requirements as those of the long-term incentive equity awards granted to our other named executive officers.

The dollar amounts of the 2008 long-term incentive grants to our named executive officers, by type of award, were as follows:

			Restricted Stock Units
				Performance-Based
Name	Cash	Stock Options	Time-Based Vesting	Vesting	Total

Mark E. Speese	$520,000	—	—	—	$520,000
Robert D. Davis	—	$57,000	$28,500	$28,500	$114,000
Mitchell E. Fadel	—	$122,000	$61,000	$61,000	$244,000
William S. Short	—	$55,000	$27,500	$27,500	$110,000
Christopher A. Korst	—	$49,500	$24,750	$24,750	$99,000

Consistent with the prior year, the Compensation Committee established an EBITDA target as the appropriate basis upon which to measure our performance in this context based in part upon input previously received from Hewitt regarding the performance measures utilized with respect to similar awards made by similarly-situated public companies in the retail industry. The Compensation Committee also believes EBITDA represents an accurate indicator of our performance over an extended period of time, as an EBITDA measure incorporates certain factors which the Compensation Committee believed were important to an understanding of our performance over such period, such as an increase in revenue as well as the management of our expenses, while not incorporating other factors which the Compensation Committee did not believe were important to an understanding of our performance over such period, such as any repurchases of our outstanding shares which would affect an earnings per share measurement. In setting the target amount of EBITDA over such three-year period, the Compensation Committee reviewed with Mr. Speese our financial projections as well as the market’s expectations with respect to our financial performance over such period. The Compensation Committee selected a three-year period over which to measure EBITDA based upon both input received from Hewitt regarding the time-period utilized with respect to similar awards made by similarly-situated public companies in the retail industry, as well as upon its belief that a three-year measurement period was appropriate to place an emphasis on our operating results over an extended period of time, as opposed to the single year measure which is typically utilized in our MBO program. The three year EBITDA target for the 2008 performance based awards was set at $1.335 billion.

In addition, the awards of restricted stock with performance-based vesting to our named executive officers (and cash, with respect to Mr. Speese’s award) in January 2008 contained provisions with respect to our achievement of the target EBITDA, such that each eligible named executive officer may receive (1) an additional payout pursuant to such award in the event that we exceed the target EBITDA over such period, and (2) a portion of the target payout pursuant to such award in the event that we approach, yet fail to achieve, the target level of financial performance. The Compensation Committee believed that such adjustments were appropriate to operate as an additional incentive for our named executive officers in the event that we either exceed or approach, yet fail to achieve, the target EBITDA of $1.335 billion. The percentage of the restricted stock unit awards to be received by each named executive office if we miss, meet, or exceed the target three-year EBITDA is set forth in the table below:

2008 Long-Term Incentive Compensation —
Financial Performance Target for Performance-Based Award

		Percent of Target Performance-Based
Percent of Target EBITDA Achieved		Award Received

< 87.00%		0%
87.00%	— 90.00%	20%
90.10%	— 93.00%	40%
93.10%	— 96.00%	60%
96.10%	— 99.00%	80%
99.10%	— 101.00%	100%
101.10%	— 104.00%	110%
104.10%	— 107.00%	120%
107.10%	— 111.00%	130%
111.10%	— 115.00%	140%
115.00% <		150%

Changes for 2009 Compensation

In the fall of 2008, the Compensation Committee determined it appropriate to again engage Hewitt to conduct a formal evaluation of our compensation arrangements for our directors and our senior executives, including our named executive officers, in relation to those arrangements offered by similarly-situated public companies in the retail industry. Hewitt had previously been engaged by the Compensation Committee in connection with its evaluation of our compensation arrangements in 2006, and assisted the Compensation Committee in formulating the 2006 Plan and the structure of our long-term incentive awards under the 2006 Plan. Hewitt was engaged directly by the Compensation Committee, and has performed no other services to us or any of our executive officers or directors within the previous three years.

In December 2008, Hewitt presented its findings to the Compensation Committee and recommended that the Compensation Committee consider revisions to our compensation arrangements to more fully align our executive compensation arrangements with the 50th percentile of similarly situated public companies identified by Hewitt. In connection with that review, the Compensation Committee determined it advisable to revise our MBO program structure to both increase the eligible bonus percentage available to our senior executives, including our named executive officers, as well as to tie the attainment of that bonus solely to a company financial performance measure. The Compensation Committee also made revisions to the structure of our long-term incentive awards granted to our senior executives, including our named executive officers, both to increase the size of the award to an amount commensurate with the 50th percentile of similarly situated companies, as well as to revise the structure of such awards to more heavily weight the awards toward company financial performance goals. These adjustments were made to more fully align potential compensation to the 50th percentile of similarly situated companies and to emphasize that such compensation should be more aligned with actual performance.

In connection with its review of our compensation arrangements, Hewitt determined that the following similarly situated public companies provided an appropriate comparison for the purpose of evaluating our compensation arrangements for our senior executives and directors:

99 Cents Only Stores	Aaron Rents Inc	Advance America/Cash Advance
AmeriCredit Corp	Autozone Inc	Bed Bath & Beyond Inc
Big Lots Inc	Blockbuster Inc	Cash America International Inc
Dollar Financial Corp	Dollar Tree Inc	Ezcorp Inc
Family Dollar Stores	Pier 1 Imports Inc	Radioshack Corp
Williams-Sonoma Inc

Hewitt used the following criteria to establish this group:

•	Companies with a similar business focus as ours, including both retail (particularly home furnishings and other retail organizations with which we compete for customers in a similar demographic) and consumer finance;

•	Companies with similar revenue and market value as us, and where we approximated the median and average of the group; and

•	U.S.-based public companies, with a preference toward companies based in the Dallas/Fort-Worth metroplex area.

The Compensation Committee approved the use of this group.

MBO Program — General

As discussed above, for 2009 the Compensation Committee determined that it would be more appropriate to award bonuses to our named executive officers based upon the achievement of a company financial performance measure. In making that decision, the Compensation Committee determined that individualized objectives were better addressed through the amount of base salary awarded to the applicable named executive officer, and that the achievement of a bonus should be attributed more heavily to company financial performance. In that regard, the Compensation Committee determined that, since each executive officer was aligned with the overall performance of the company, 100% of the executive’s bonus should be determined based upon the achievement of an overall company financial performance objective. In determining the financial measure target, the Compensation Committee reviewed our financial projections for 2009 as well as the market’s expectations of our financial performance. Based upon that review, the Compensation Committee established a financial performance target under the 2009 MBO program of $249.3 million of pre-tax consolidated net income. The Compensation Committee further determined that, consistent with its views as to the financial performance measure for our long term incentive awards, that each eligible executive officer may receive (1) an additional bonus amount in the event that we exceed the financial performance target for the fiscal year, and (2) a portion of the bonus in the event that we approach, yet fail to achieve, the target level of financial performance. The Compensation Committee believed that such adjustments were appropriate to operate as an additional incentive for our named executive officers in the event that we either exceed or approach, yet fail to achieve, the financial performance target.

2009 MBO Program
Financial Performance Target

Percent of Target Financial		Percent of MBO Target Earned by
Performance Target Achieved		Named Executive Officer

< 80%		0%
80.0%	— 85.0%	50%
85.0%	— 90.0%	60%
90.0%	— 92.5%	70%
92.6%	— 95.0%	80%
95.1%	— 97.5%	90%
97.6%	— 102.5%	100%
102.6%	— 105.0%	110%
105.1%	— 107.5%	120%
107.6%	— 109.0%	130%
109.1%	— 110.5%	140%
≥ 110.6%		150%

The financial performance targets for 2009 were established following a review of our financial projections developed in alignment with our strategic plan and objectives for 2009. Generally, the financial performance target levels are set such that the relative difficulty of achieving the target level is consistent from year to year. For 2009, the corporate performance target was set consistent with the target level set for 2008. The Compensation Committee noted we did not achieve the financial performance target under the 2008 MBO program, and determined that establishing a target consistent with the 2008 target was appropriate for 2009 given the economic environment.

Furthermore, the Compensation Committee concluded, based upon the study by Hewitt, that the eligible bonus percentage for each of our named executive officers should be increased to more fully align our executive officers’ bonus potential with similarly situated officers of other comparable companies. Based upon that review, the Compensation Committee increased the bonus potential under the MBO program for Mitchell E. Fadel to 60%; and for each of Messrs. Davis, Short and Korst to 50% of their base salaries. In addition, the Compensation Committee increased Mr. Speese’s bonus potential to 80% of his base salary.

Long-Term Incentive Compensation

Based upon its review of similarly situated companies, Hewitt further recommended that the Compensation Committee consider increasing the value of the long-term incentive award grants to our named executive officers, as well as altering the mix of those awards to more heavily weight the achievement of those awards to a company financial performance target. Based upon Hewitt’s recommendation, the Compensation Committee increased the dollar value of the awards given to each of our named executive officers to more closely align such amounts with the 50th percentile level of similarly situated companies. The Compensation Committee further altered the mix of such awards to more heavily weight the achievement of such awards to the company’s financial performance, such that 25% of the value of the award was issued in stock options, 35% of the value of the award was issued in time based restricted stock units and 40% of the value of the award was issued in performance based restricted stock units. Accordingly, on January 30, 2009, the Compensation Committee granted long-term incentive awards to our named executive officers, by type of award, as follows:

			Restricted Stock Units
				Performance-Based
Name	Cash	Stock Options	Time-Based Vesting	Vesting	Total

Mark E. Speese	$816,000	—	—	—	$816,000
Robert D. Davis	—	$82,992	$59,280	$94,848	$237,120
Mitchell E. Fadel	—	$155,081	$110,772	$177,235	$443,088
Christopher A. Korst	—	$72,765	$51,975	$83,160	$207,900
William S. Short	—	$78,950	$56,393	$90,228	$225,570

Summary of Compensation

The following table summarizes the compensation earned by our Chairman and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers or our “named executive officers,” in 2008, as well as the compensation earned by such individuals in each of 2007 and 2006. The table specifically identifies the dollar value of compensation related to 2008, 2007 and 2006 paid to such named executive officers in the form of:

•	salary, paid in cash;

•	stock awards, comprised of awards of restricted stock relating to the 2008, 2007 and 2006 fiscal years;

•	option awards, comprised of awards of options during the 2008, 2007 and 2006 fiscal years and identified based upon the aggregate fair value in dollars of such award;

•	non-equity plan incentive plan compensation, listing the aggregate dollar value of the awards paid to our named executive officers; and

•	all other compensation, which includes amounts paid by us to the named executive officers as matching contributions under our 401(k) plan and insurance premiums.

Our named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for purposes of the Summary Compensation Table for 2008, 2007 or 2006.

Based on the fair value of equity awards granted to our named executive officers in 2008 and the base salary of our named executive officers for 2008, “Salary” accounted for approximately 72% of the total compensation of our named executive officers while cash bonuses paid to our named executive officers under our MBO program for 2008 accounted for approximately 24% of the total compensation of our named executive officers. Because the value of certain equity awards as reflected in the Summary Compensation Table are based on the FAS 123(R) value rather than the fair value, these percentages may not be able to be derived using the amounts reflected in the table below.

Summary Compensation Table

					Non-Equity
Name and Principal			Stock	Option	Incentive Plan		All Other
Position	Year	Salary	Awards(1)	Awards(1)	Compensation(2)		Compensation(3)	Total

Mark E. Speese,	2008	$800,000	—	—	$413,000	(4)	$8,732	$1,221,732
Chairman of the	2007	$775,000	—	—	$312,500	(4)	$1,226	$1,088,726
Board and Chief	2006	$740,000	—	$1,088,500	$532,800	(4)	$794	$2,362,094
Executive Officer
Robert D. Davis,	2008	$380,000	$10,165	$6,101	$91,200		$8,326	$495,792
Executive Vice	2007	$355,000	$16,118	$3,232	$77,745		$5,398	$457,493
President — Finance,	2006	$335,000	$17,125	$2,219	$156,780		$4,619	$515,743
Chief Financial Officer and Treasurer
Mitchell E. Fadel,	2008	$543,000	$21,752	$13,058	$142,130		$10,791	$730,731
President and Chief	2007	$525,000	$36,206	$7,266	$149,625		$5,726	$723,823
Operating Officer	2006	$510,000	$38,516	$4,988	$298,350		$5,454	$857,043
Christopher A. Korst,	2008	$330,000	$8,813	$11,372	$68,112		$9,811	$428,108
Executive Vice	2007	$294,000	$11,275	$2,262	$50,274		$4,882	$362,693
President — Operations	2006	$280,000	$10,263	$1,330	$92,610		$4,782	$388,985
William S. Short,	2008	$365,000	$9,792	$5,888	$75,336		$19,129	$475,145
Executive Vice	2007	$350,000	$12,069	$28,488	$79,800		$1,400,655	$1,865,373
President — Operations

(1)	The amounts reflected in this column are the amounts of compensation cost recognized in 2008, 2007 and 2006 for stock options and restricted stock granted in 2008, 2007 and 2006 for each named executive officer for financial statement reporting purposes in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in footnote L to our audited financial statements for our fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2009 and our Annual Reports on Form 10-K for prior years.

(2)	For each of our named executive officers other than Mr. Speese, represents the cash bonuses which were payable under our MBO program with respect to services for the year indicated. See “-Compensation Discussion and Analysis — Determination of 2008 Compensation” on page 19 of this proxy statement

(3)	For 2008, represents the compensation as described in the “All Other Compensation” table below.

(4)	For 2008, represents (1) the cash bonus amount determined by the Compensation Committee for Mr. Speese’s services to us in 2008 in the amount of $288,000, and (2) the earned portion of the incentive cash awards granted to Mr. Speese in 2007 and 2006 in the amount of $125,000. For 2007, represents (1) the cash bonus amount determined by the Compensation Committee for Mr. Speese’s services to us in 2007 in the amount of $250,000, and (2) the earned portion of the incentive cash award granted to Mr. Speese in 2006 in the amount of $62,500. For 2006, represents the cash bonus amount determined by the Compensation Committee for Mr. Speese’s services to us in 2006 in the amount of $532,800.

All Other Compensation

The following table provides information regarding each component of compensation for 2008 included in the All Other Compensation column in the Summary Compensation Table above.

	Company 401(k)	Value of Insurance
Name	Contributions(1)	Premiums(2)	Other		Total

Mark E. Speese	$0	$1,203	$7,529	(3)	$8,732
Robert D. Davis	$3,414	$280	$4,632	(4)	$8,326
Mitchell E. Fadel	$4,597	$1,203	$4,991	(5)	$10,791
Christopher A. Korst	$4,550	$415	$4,846	(6)	$9,811
William S. Short	$4,600	$796	$13,733	(7)	$19,129

(1)	Represents contributions or other allocations made by us to our Retirement Savings Plan.

(2)	Represents life insurance premiums paid by us or on our behalf.

(3)	Represents fees paid by us for annual executive physical examination.

(4)	Represents deemed compensation related to incentive travel award in the amount of $2,301, and contributions or other allocations made by us to our Deferred Compensation Plan in the amount of $2,331.

(5)	Represents deemed compensation related to incentive travel award in the amount of $2,301, and fees paid by us for annual executive physical examination in the amount of $2,690.

(6)	Represents deemed compensation related to incentive travel award.

(7)	Represents cash incentive payment related to participation in expense management initiative in the amount of $10,000, and deemed compensation related to incentive travel award in the amount of $3,733.

The following is a description of material factors necessary to understand the information disclosed above in the Summary Compensation Table.

Mr. Speese’s Employment Agreement	We have an employment agreement with Mr. Speese. Pursuant to the terms of the employment agreement, Mr. Speese’s compensation consists of (1) an annual base salary of not less than $740,000, subject to upward adjustment based upon the results of an annual review by the Compensation Committee, (2) an annual bonus opportunity established by the Compensation Committee, (3) participation in our employee benefit plans for senior executive officers, and (4) a one time grant of an option to purchase 70,000 shares of our common stock. In addition, the employment agreement contains severance provisions which provide for certain payments to be made by us to Mr. Speese upon the occurrence of certain events which result in his employment with us being severed, including upon a change in control of us. For a detailed description of the severance provisions contained in Mr. Speese’s employment agreement, please see “— Termination of Employment and Change-in-Control Arrangements — Employment Agreement” below.

Grants of Plan-Based Awards

The table below sets forth information about plan-based awards granted to the named executive officers during 2008 under our non-equity incentive plans and equity incentive plans.

									All Other	All Other
									Stock	Option
									Awards:	Awards:
		Date of					Estimated		Number	Number of	Exercise or	Closing	Grant Date
		Compensation	Estimated Possible Payouts Under Non-Equity			Future Payouts Under			of Shares	Securities	Base Price	Price on	Fair Value of
	Grant	Committee	Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			of Stock	Underlying	of Option	Grant	Stock and Option
Name:	Date	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units(3)	Options(4)	Award(5)	Date	Awards

Mark E. Speese
Long-Term Incentive(6)	1/30/08	1/30/08	390,000	520,000	585,000	—	—	—	—	—	—	—	—
Robert D. Davis
Short-Term Incentive	N/A	1/30/08	0	152,000	182,400	—	—	—	—	—	—	—	—
Restricted Stock Units	1/30/08	1/30/08	—	—	—	0	2,180	3,270	2,180	—	—	$15.60	$60,059
Stock Options	1/30/08	1/30/08	—	—	—	—	—	—	—	10,440	$15.26	$15.60	$36,657
Mitchell E. Fadel
Short-Term Incentive	N/A	1/30/08	0	271,500	325,800	—	—	—	—	—	—	—	—
Restricted Stock Units	1/30/08	1/30/08	—	—	—	0	4,665	6,998	4,665	—	—	$15.60	$128,521
Stock Options	1/30/08	1/30/08	—	—	—	—	—	—	—	22,345	$15.26	$15.60	$78,459
Christopher A. Korst
Short-Term Incentive	N/A	1/30/08	0	132,000	158,400	—	—	—	—	—	—	—	—
Stock Options(7)	1/02/08	1/02/08	—	—	—	—	—	—	—	10,000	$14.52	$14.93	$33,100
Restricted Stock Units	1/30/08	1/30/08	—	—	—	0	1,890	2,835	1,890	—	—	$15.60	$52,070
Stock Options	1/30/08	1/30/08	—	—	—	—	—	—	—	9,065	$15.26	$15.60	$31,829
William S. Short
Short-Term Incentive	N/A	1/30/08	0	146,000	175,200	—	—	—	—	—	—	—	—
Restricted Stock Units	1/30/08	1/30/08	—	—	—	0	2,100	3,150	2,100	—	—	$15.60	$57,855
Stock Options	1/30/08	1/30/08	—	—	—	—	—	—	—	10,075	$15.26	$15.60	$35,376

(1)	These columns show the potential value of the payout of the annual cash incentive bonuses for 2008 performance for each named executive officer other than Mr. Speese if the threshold, target and maximum performance levels are achieved. The potential payout is performance-based and driven by company and individual performance. The actual amount of the annual cash incentive bonuses paid for 2008 performance is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)	Represents restricted stock units which vest upon our achievement of a three-year EBITDA of $1.335 billion for the three year period ending December 31, 2010 and the named executive officer remains an employee through December 31, 2010. The issuance of the stock underlying the performance-based restricted stock units granted to our named executive officers will range from a minimum of zero shares if we achieve less than 87.0% of the target EBITDA, to the maximum number of shares if we achieve at least 115.1% of the target EBITDA.

(3)	Represents restricted stock units which vest upon completion of three-years of continuous employment with us from January 30, 2008.

(4)	Represents options to purchase shares of our common stock granted under our 2006 Long-Term Incentive Plan or 2006 Equity Incentive Plan, which vest ratably over a four-year period.

(5)	Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last trading day before the date of grant as reported on the Nasdaq Global Select Market, in accordance with our 2006 Long-Term Incentive Plan or 2006 Equity Incentive Plan.

(6)	Mr. Speese’s award was made on January 30, 2008 and consists of (1) $260,000 which will vest ratably over a four year period ($65,000 on each anniversary date), (2) $130,000 which will vest upon Mr. Speese’s completion of three years of continuous service from January 30, 2008, and (3) $130,000 which will vest upon our achievement of a three-year EBITDA target. The award of the cash underlying the performance-based portion of the cash award will range from a minimum of $0 if we achieve less than 87.0% of the target EBITDA up to a maximum of $195,000 if we achieve at least 115.1% of the target EBITDA.

(7)	Represents options to purchase shares of our common stock granted under our 2006 Long-Term Incentive Plan to Mr. Korst with respect to his promotion to his current position in 2008.

The following is a description of material factors necessary to understand the information disclosed above in the Grant of Plan-Based Awards Table.

2008 Long-Term Incentive Awards	As described in the Compensation Discussion and Analysis, in January 2008, the Compensation Committee granted long-term incentive awards under our 2006 Plan and our Equity Plan for our named executive officers. Consistent with prior awards, these awards were comprised of options to purchase shares of our common stock and restricted stock units.

With respect to these awards, once the dollar amount of the awards is established, the Compensation Committee determines the number of options and restricted stock units to grant comprising that award as follows. The number of options to purchase shares of our common stock is determined by dividing the total dollar value to be allocated to the award of stock options (which is 50% of the award) by the fair market value per share of our common stock on the date the option is granted as determined by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last market trading day prior to the date the option is granted.

The number of time-based restricted stock units to be granted is determined by dividing that dollar value by the closing price for shares of our common stock on the Nasdaq Global Select Market as of the date immediately preceding the grant date for such award. Once the percentage of the total dollar value of a long-term incentive award which is to be allocated to the award of restricted stock units with performance-based vesting is determined, the number of performance-based restricted stock units to be granted is determined by dividing that dollar value by an amount equal to 75% of the closing price for shares of our common stock on the Nasdaq Global Select Market as of the date immediately preceding the grant date for such award. The 25% discount factor represents the Compensation Committee’s determination of the appropriate reduction to the value of such awards based upon both the previous input received from Hewitt regarding the discount factors utilized with respect to similar awards made by similarly-situated public companies.

The number of restricted stock units is then aggregated and the total is divided by two to determine the number of restricted stock units with time-based vesting and the number of restricted stock units with performance-based vesting to be granted pursuant to each award. The Compensation Committee selected this approach to ease the administration and communication to the recipients of such awards, and previously discussed this approach with Hewitt, who advised that such approach was similar to those utilized by similarly-situated public companies in the retail industry.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding stock options and restricted stock units held by the named executive officers that were outstanding at December 31, 2008.

									Stock Awards
											Equity
	Option Awards								Equity		Incentive
					Equity				Incentive		Plan Awards:
					Incentive				Plan Awards:		Market or
					Plan Awards:				Number		Payout Value
	Number of		Number of		Number of				of Unearned		of Unearned
	Securities		Securities		Securities				Shares,		Shares, Units
	Underlying		Underlying		Underlying				Units or		or Other
	Unexercised		Unexercised		Unexercised		Option	Option	Other Rights		Rights
	Options		Options		Unearned		Exercise	Expiration	That Have		That Have Not
Name	Exercisable		Unexercisable		Options		Price	Date	Not Vested		Vested(1)

Mark E. Speese	22,500						$13.075	1/2/11
	500,000						$10.396	11/9/11
	70,000						$29.29	10/2/16
Robert D. Davis	50,000						$10.396	11/9/11
	2,660		2,660	(2)			$19.52	1/31/16
									1,485	(5)	$26,210
									1,485	(6)	$26,210
	866		2,599	(3)			$28.81	1/31/17
									1,015	(7)	$17,915
									1,015	(8)	$17,915
			10,440	(4)			$15.26	1/31/18
									2,180	(9)	$38,477
									2,180	(10)	$38,477
Mitchell E. Fadel	12,500	(11)					$7.925	12/31/09
	87,500	(11)					$8.95	7/24/10
	250,001	(11)					$10.396	11/9/11
	5,980	(11)	5,980	(2)			$19.52	1/31/16
									3,340	(5)	$58,951
									3,340	(6)	$58,951
	1,947		5,843	(3)			$28.81	1/31/17
									2,280	(7)	$40,242
									2,280	(8)	$40,242
			22,345	(4)			$15.26	1/30/18
									4,665	(9)	$82,337
									4,665	(10)	$82,337
Christopher A. Korst	43,750				75,000	(12)	$18.50	7/12/11
	1,595		1,595	(2)			$19.52	1/31/16
									890	(5)	$15,709
									890	(6)	$15,709
	606		1,819	(3)			$28.81	1/31/17
									710	(7)	$12,532
									710	(8)	$12,532
			10,000	(13)			$14.52	1/02/18
			9,065	(4)			$15.26	1/30/18
									1,890	(9)	$33,359
									1,890	(10)	$33,359
William S. Short	6,250		18,750	(14)			$29.51	1/2/17
	650		1,950	(3)			$28.81	1/31/17
									760	(7)	$13,414
									760	(8)	$13,414
			10,075	(4)			$15.26	1/30/18
									2,100	(9)	$37,065
									2,100	(10)	$37,065

(1)	Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2008 which was $17.65.

(2)	These options to purchase shares of our common stock vest in equal amounts on each of January 31, 2009 and January 31, 2010.

(3)	These options to purchase shares of our common stock vest in equal amounts on each of January 31, 2009, January 31, 2010, and January 31, 2011.

(4)	These options to purchase shares of our common stock vest in equal amounts on each of January 30, 2009, January 30, 2010, January 30, 2011, and January 30, 2012.

(5)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards upon our achievement of a three-year EBITDA target of $1.0998 billion for the three-year period ending December 31, 2008 and the named executive officer remains an employee through December 31, 2008. We failed to achieve the three-year EBITDA target and, accordingly, none of these shares vested and the right to these shares expired as of January 31, 2009.

(6)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from January 31, 2006. These shares vested as of January 31, 2009.

(7)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards upon our achievement of a three-year EBITDA target of $1.4069 billion for the three-year period ending December 31, 2009 and the named executive officer remains an employee through December 31, 2009.

(8)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from January 31, 2007.

(9)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards upon our achievement of a three-year EBITDA target of $1.335 billion for the three-year period ending December 31, 2010 and the named executive officer remains an employee through December 31, 2010.

(10)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from January 31, 2008.

(11)	In connection with an agreed divorce settlement effective September 10, 2007, Mr. Fadel transferred his beneficial interest in 105,897 of these options to his former spouse.

(12)	These options gradually vest upon the enactment of legislation in certain states in which we conduct business.

(13)	These options to purchase shares of our common stock vest in equal amounts on each of January 2, 2009, January 2, 2010, January 2, 2011, and January 2, 2012.

(14)	These options to purchase shares of our common stock vest in equal amounts on each of January 2, 2009, January 2, 2010, and January 2, 2011.

Option Exercises and Stock Vested

None of our named executive officers exercised any options to purchase shares of our common stock or had any restricted stock units vest in 2008.

Nonqualified Deferred Compensation

We have implemented the Rent-A-Center, Inc. Deferred Compensation Plan, an unfunded, nonqualified deferred compensation plan for a select group of our key management personnel and highly compensated employees. The Deferred Compensation Plan first became available to eligible employees in July 2007, with deferral elections taking effect as of August 3, 2007.

The Deferred Compensation Plan allows participants to defer up to 50% of their base compensation and up to 100% of any bonus compensation. Participants may invest the amounts deferred in measurement funds that are the same funds offered as the investment options in the Rent-A-Center, Inc. 401(k) Retirement Savings Plan. We may make discretionary contributions to the Deferred Compensation Plan, which are subject to a five-year graded vesting schedule based on the participant’s years of service with us. We are obligated to pay the deferred compensation amounts in the future in accordance with the terms of the Deferred Compensation Plan.

The following table provides information for the named executive officers regarding contributions, earnings and balances for our Deferred Compensation Plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
Name	in Last FY	in Last FY	in Last FY	Distributions	Last FYE

Mark E. Speese(1)	—	—	—	—	—
Robert D. Davis	$38,587	$2,331 (2)	$(11,243)	$0	$44,698
Mitchell E. Fadel(1)	—	—	—	—	—
Christopher A. Korst	$113	$0	$(972)	$0	$1,407
William S. Short	$56,231	$0	$(7,639)	$0	$62,840

(1)	Elected not to participate in our Deferred Compensation Plan during 2008.

(2)	Represents matching contributions or other allocations made by us under our Deferred Compensation Plan which amount was also reported as compensation in the “Summary Compensation Table” on page 26 of this proxy.

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Severance Arrangements	We have entered into executive transition agreements with each of our named executive officers, other than Mr. Speese. Each executive transition agreement has substantially identical terms and is intended to provide certain payments and benefits upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other circumstances that may affect the named executive officer.

Termination Not in Conjunction With a Change In Control. If the named executive officer’s employment is terminated without “cause,” the named executive officer will be entitled to receive:

• unpaid but earned base salary through the date of termination;

• a pro rata bonus calculated based upon the named executive officer’s bonus amount from the previous year;

•  one and one half times the sum of the named executive officer’s highest annual rate of salary during the previous 24 months, and the named executive officer’s average annual bonus for the two preceding calendar years; and

• continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for up to 18 months.

If the named executive officer’s employment is terminated due to disability or death, the named executive officer will be entitled to receive:

• unpaid but earned base salary through the date of termination;

• a pro rata bonus calculated based upon the named executive officer’s bonus amount from the previous year; and

• continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for 12 months.

If the named executive officer’s employment is terminated for “cause” or if the named executive officer terminates his employment for any reason other than death, the named executive officer will be entitled to receive his unpaid but earned base salary through the date of termination (reduced by amounts owed by the named executive officer to us or our affiliates).

Termination in Conjunction With a Change In Control. If the named executive officer’s employment is terminated in conjunction with a change in control of us without “cause” or by the named executive officer for “good reason,” the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination without “cause,” except that the named executive officer will be entitled to receive two times the sum of the named executive officer’s highest annual rate of salary during the previous 24 months, and the named executive officer’s average annual bonus for the two preceding calendar years, rather than one and one half times such amount, and the named executive officer will be entitled to continued health insurance coverage for up to two years, rather than 18 months. If the named executive officer’s employment is terminated in connection with a change in control due to disability or death, or for “cause” or without “good reason,” the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination due to disability or death or for “cause,” respectively.

Under each of the executive transition agreements, the term “change in control” generally means the occurrence of any of the following after September 14, 2006:

• any person becomes the beneficial owner of 40% or more of the combined voting power of our then outstanding voting securities;

•  a consolidation, merger or reorganization of us, unless (i) our stockholders immediately prior to such transaction own at least a majority of the voting power of the outstanding voting securities of the resulting entity, (ii) the members of our Board immediately prior to the execution of the agreement providing for such a transaction constitute a majority of the board of directors of the surviving corporation or of its majority stockholder, and (iii) no person beneficially owns more than 40% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (a) us or a subsidiary of us, (b) an employee benefit plan maintained by us, the surviving corporation or any subsidiary, or (c) the beneficial owner of 40% or more of the combined voting power of our outstanding voting securities immediately prior to such transaction;

•  individuals who, as of September 14, 2006, constitute our entire Board cease to constitute a majority of our Board, provided that anyone who later becomes a director and whose appointment or nomination for election was approved by at least two-thirds of our directors at the time shall be considered as though such individual were a member of our Board;

•  approval by our stockholders of a complete liquidation or dissolution of us, or a sale or other disposition of all or substantially all of our assets (other than to an entity described in the second bullet point above); or

• any other event or transaction which our Board, acting in its discretion, designates is a change in control.

Employment Agreement	Pursuant to Mr. Speese’s employment agreement, if we terminate Mr. Speese’s employment due to his disability or death, Mr. Speese will be entitled to receive:

• unpaid but earned base salary through the date of termination;

• a pro rata bonus calculated based upon Mr. Speese’s bonus amount from the previous year; and

• continued health insurance coverage for Mr. Speese and Mr. Speese’s spouse and covered dependents for 12 months.

If we terminate Mr. Speese’s employment for “cause,” or if Mr. Speese terminates his employment with us for any reason other than death or for “good reason,” Mr. Speese will be entitled to receive his unpaid but earned base salary through the date of termination (reduced by amounts owed by Mr. Speese to us or our affiliates). If Mr. Speese’s employment is terminated by us without “cause” (as defined in the employment agreement) or by Mr. Speese for “good reason,” Mr. Speese will be entitled to receive:

• unpaid but earned base salary through the date of termination;

• a pro rata bonus calculated based upon Mr. Speese’s bonus amount from the previous year;

• two times the sum of Mr. Speese’s highest annual rate of salary during the previous 24 months, and Mr. Speese’s average annual bonus for the two preceding calendar years; and

• continued health insurance coverage for Mr. Speese and Mr. Speese’s spouse and covered dependents for up to 24 months.

If we terminate Mr. Speese’s employment in conjunction with a change in control of us without “cause” or if Mr. Speese terminates his employment with us for “good reason,” Mr. Speese will be entitled to receive in a lump sum the same aggregate severance payments and benefits as described above for a termination not in connection with a change in control, except that in addition to such amounts, Mr. Speese will be entitled to continued health insurance coverage for himself and his spouse and covered dependents for 36 months, rather than 24 months. The amount of the severance payments will be reduced if and to the extent necessary to avoid the loss of a tax deduction by us under Section 280G of the Internal Revenue Code and the imposition of an excise tax on Mr. Speese pursuant to Section 4999 of the Internal Revenue Code. The Compensation Committee or the Board may condition the payment of severance or benefits on the execution and delivery by Mr. Speese of a general release in favor of us, our affiliates and our officers, directors, and employees, provided that no such release will be required for the payment to Mr. Speese of accrued compensation.

Long-Term Incentive Plans	Awards Pursuant to the Amended and Restated Long-Term Incentive Plan. The 2006 Plan replaced our previously-existing Amended and Restated Long-Term Incentive Plan, which we refer to as the “Previous Plan.” Awards made pursuant to the Previous Plan remain outstanding for the term of such award. Pursuant to stock option agreements under the Previous Plan, if the individual’s employment with us is terminated because of death or disability, any options that are vested and exercisable on the date of termination will remain exercisable for 12 months thereafter, but not beyond the term of the agreement. If the individual’s employment is terminated by us for “cause,” then the options (whether or not then vested and exercisable) will immediately terminate and cease to be exercisable. If the individual’s employment with us is terminated for any other reason, any options that are vested and exercisable as of the date of termination will remain exercisable for three months thereafter, but not beyond the term of the agreement. Lastly, in the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Compensation Committee may accelerate the exercisability of, or lapse of restrictions with respect to, options and the termination of unexercised options.

Pursuant to stock compensation agreements under the Previous Plan, if the individual’s employment with us is terminated because of death or disability, or there is a change in ownership of us, then any unvested restricted stock units will vest on the date of such termination of employment or immediately prior to the consummation of the change in ownership of us, as the case may be. However, any unvested restricted stock units do not vest by reason of a change in ownership unless the individual remains continuously employed by us until such change in ownership is complete or the individual’s employment is sooner terminated by us in connection with such change in ownership. In addition, upon the termination of the individual’s employment or other service with us for any reason other than disability or death, any unvested restricted stock units will thereupon terminate and be canceled.

Under each of the stock compensation agreements, the term “change in ownership” is defined as any transaction or series of transactions as a result of which any one person or group of persons acquires (i) ownership of our common stock that, together with the common stock previously held by such person, constitutes more than 50% of the total fair market value or total voting power of such stock, or (ii) ownership of our assets having a total gross fair market value at least equal to 80% of the total gross fair market value of all of the assets immediately prior to such transaction or series of transactions.

Long-Term Incentive Cash Award Agreement under the Previous Plan. In connection with Mr. Speese’s receipt of a cash award on January 31, 2006 under the Previous Plan,

he entered into a long-term incentive cash award agreement with us. This agreement contains provisions with respect to the vesting of such cash award which are substantially similar to those contained in the above-described stock compensation agreements.

Awards Pursuant to the 2006 Plan and the Equity Plan. Pursuant to the 2006 Plan and the Equity Plan, each holder of an option to purchase shares of our common stock may exercise such option immediately prior to an “exchange transaction,” and any outstanding options not exercised before the exchange transaction shall terminate. However, if, as part of an exchange transaction, our stockholders receive capital stock of another corporation in exchange for our common stock, and if our Board so directs, then all outstanding options shall be converted into options to purchase shares of such stock, with the amount and price to be determined by adjusting the amount and price of the options granted under the 2006 Plan or the Equity Plan, as applicable, on the same basis as the determination of the number of shares of exchange stock the holders of our outstanding common stock are entitled to receive in the exchange transaction. In addition, unless our Board determines otherwise, the vesting conditions with respect to the converted options shall be substantially the same as those set forth in the original option agreement. The Board may accelerate the vesting of stock awards and other awards, provide for cash settlement of and/or make such other adjustments to any outstanding award as it deems appropriate in the context of an exchange transaction.

Under the 2006 Plan and the Equity Plan, the term “exchange transaction” means a merger (other than in which the holders of our common stock immediately prior thereto have the same proportionate ownership of common stock in the surviving corporation immediately thereafter), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a reincorporation or the creation of a holding company), liquidation of us or any other similar transaction or event so designated by our Board, as a result of which our stockholders receive cash, stock or other property in exchange for or in connection with their shares of our common stock.

When Mr. Speese was awarded options under the 2006 Plan in October 2006, he entered into a stock option agreement with us. This agreement provides that if Mr. Speese’s employment or other service with us is terminated due to his death or disability, or if he dies after the termination of his employment and before the underlying option expires, then such option shall remain exercisable for 12 months thereafter, but not beyond the stated term. If Mr. Speese’s employment or other service with us terminates for any other reason, then the underlying option shall remain exercisable for three months thereafter (or until one year from his death if he dies during such three-month period), but in no event beyond the stated term.

Potential Payments and Benefits Upon Termination Without a Change in Control	The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their employment agreement or severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 31, 2008, the last business day of our fiscal 2008, assuming that:

•  each named executive officer’s employment with us was terminated on December 31, 2008, and was not in connection with an event which constituted a “change in control” or an “exchange transaction” under any agreement or plan described above;

• the base salary earned by each named executive officer for his services to us through December 31, 2008 has been fully paid to such named executive officer;

•  to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2008, which was $17.65; and

• to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2008.

			Acceleration and
		Continuation of	Continuation of	Total
	Cash Severance	Medical Benefits	Outstanding	Termination
	Payment	(present value)	Awards	Benefits

Mark E. Speese
• Termination by Us Without “Cause” or by Mr. Speese for “Good Reason”	$2,632,800	$20,783	$3,729,938	$6,383,521
• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. Speese’s Disability or Death	$250,000	$10,391	$4,749,938	$5,010,329
• Termination by Mr. Speese for Reason other than Death or “Good Reason”	$0	$0	$3,729,938	$3,729,938
Robert D. Davis
• Termination by Us Without “Cause”	$823,639	$15,587	$362,700	$1,201,926
• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. Davis’s Disability or Death	$77,745	$10,391	$527,904	$616,040
• Termination by Mr. Davis for Reason Other Than Death	$0	$0	$362,700	$362,700
Mitchell E. Fadel
• Termination by Us Without “Cause”	$1,300,106	$15,587	$1,887,426	$3,203,119
• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. Fadel’s Disability or Death	$149,625	$10,391	$2,250,487	$2,410,503
• Termination by Mr. Fadel for Reason Other Than Death	$0	$0	$1,887,426	$1,887,426
Christopher A. Korst
• Termination by Us Without “Cause”	$652,437	$15,587	$0	$668,024
• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. Korst’s Disability or Death	$50,274	$10,391	$123,197	$183,862
• Termination by Mr. Korst for Reason Other Than Death	$0	$0	$0	$0
William S. Short
• Termination by Us Without “Cause”	$751,152	$15,587	$0	$766,739
• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. Short’s Disability or Death	$79,800	$10,391	$100,958	$191,149
• Termination by Mr. Short for Reason Other Than Death	$0	$0	$0	$0

Potential Payments and Benefits Upon Termination With a Change in Control	The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their employment agreement or severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 31, 2008, the last business day of our fiscal 2008, assuming that:

•  each named executive officer’s employment with us was terminated on December 31, 2008, and was in connection with an event which constituted a “change in control” or an “exchange transaction” under any agreement or plan described above;

• the base salary earned by each named executive officer for his services to us through December 31, 2008 has been fully paid to such named executive officer;

• with respect to options awarded pursuant to the Previous Plan, the Compensation Committee accelerated the exercisability of, or lapse of restrictions with respect to, such options;

•  with respect to options awarded pursuant to the 2006 Plan or the Equity Plan, the Board does not direct such outstanding options to be converted into options to purchase shares of the exchange stock;

•  to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2008; and

•  to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2008.

			Acceleration and
		Continuation of	Continuation of
	Cash Severance	Medical Benefits	Outstanding	Total Termination
	Payment	(present value)	Awards	Benefits

Mark E. Speese
• Termination by Us Without “Cause” or by Mr. Speese for “Good Reason”	$2,632,800	$31,173	$4,749,938	$7,413,911
• Termination by Us Due to Mr. Speese’s Disability or Death	$250,000	$10,391	$4,749,938	$5,010,329
• Termination by Us for “Cause” or by Mr. Speese Without “Good Reason”	$0	$0	$4,749,938	$4,749,938
Robert D. Davis
• Termination by Us Without “Cause” or by Mr. Davis for “Good Reason”	$1,072,270	$20,782	$552,856	$1,645,908
• Termination by Us Due to Mr. Davis’s Disability or Death	$77,745	$10,391	$552,856	$640,992
• Termination by us for “Cause” or by Mr. Davis Without “Good Reason”	$0	$0	$552,856	$552,856
Mitchell E. Fadel
• Termination by Us Without “Cause” or by Mr. Fadel for “Good Reason”	$1,683,600	$20,782	$2,303,891	$4,008,273
• Termination by Us Due to Mr. Fadel’s Disability or Death	$149,625	$10,391	$2,303,891	$2,463,907
• Termination by us for “Cause” or by Mr. Fadel Without “Good Reason”	$0	$0	$2,303,891	$2,303,891
Christopher A. Korst
• Termination by Us Without “Cause” or by Mr. Korst for “Good Reason”	$853,158	$20,782	$176,162	$1,050,102
• Termination by Us Due to Mr. Korst’s Disability or Death	$50,274	$10,391	$176,162	$236,827
• Termination by us for “Cause” or by Mr. Korst Without “Good Reason”	$0	$0	$176,162	$176,162
William S. Short
• Termination by Us Without “Cause” or by Mr. Short for “Good Reason”	$974,936	$20,782	$125,037	$1,120,755
• Termination by Us Due to Mr. Short’s Disability or Death	$79,800	$10,391	$125,037	$215,228
• Termination by us for “Cause” or by Mr. Short Without “Good Reason”	$0	$0	$125,037	$125,037

Potential Realizable Value of Outstanding Awards Upon a Change in Control Without Termination	Under the Previous Plan, the 2006 Plan, and the Equity Plan, in the event of a “change in control” of us or an “exchange transaction” involving us, the vesting of outstanding awards may be accelerated regardless of whether the employment of the holder is terminated in connection therewith. The following table provides quantitative disclosure of the potential realizable value of outstanding awards granted to our named executive officers pursuant to the Previous Plan, the 2006 Plan, and the Equity Plan assuming that:

• an event which constituted a “change in control” and an “exchange transaction” under each of the agreements and plans described above was consummated on December 31, 2008;

• with respect to options awarded pursuant to the Previous Plan, the Compensation Committee accelerated the exercisability of, or lapse of restrictions with respect to, such options;

•  with respect to options awarded pursuant to the 2006 Plan and the Equity Plan, the Board does not direct such outstanding options to be converted into options to purchase shares of the exchange stock;

•  each named executive officer exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2008; and

•  each named executive officer sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2008.

Name	Potential Realizable Value(1)

Mark E. Speese	$4,749,938
Robert D. Davis	$552,856
Mitchell E. Fadel	$2,303,891
Christopher A. Korst	$176,162
William S. Short	$125,037

(1)	Calculated by reference to the closing price for shares of our common stock on The Nasdaq Global Select Market on December 31, 2008, the last business day of fiscal 2008, which was $17.65.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement on Schedule 14A related to the 2009 Annual Meeting of Stockholders, for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE
Leonard H. Roberts, Chairman
Michael J. Gade
J.V. Lentell

RELATED PERSON TRANSACTIONS

Policy on Review and Approval of Transactions with Related Persons

The Board has adopted a statement of policy and procedures for the identification and review of transactions involving us and “related persons” (our directors and executive officers, stockholders owning five percent or greater of our outstanding stock, immediate family members of any of the foregoing, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest).

Our directors and executive officers are required to provide notice to our legal department of the facts and circumstances of any proposed transaction involving amounts greater than $50,000 involving them or their immediate family members that may be deemed to be a related person transaction. Our legal department will then assess whether the proposed related person transaction requires approval pursuant to the policy and procedures. If our legal department determines that any proposed, ongoing or completed transaction involves an amount in excess of $100,000 and is a related person transaction, our Chief Executive Officer and the Chairman of the Nominating and Corporate Governance Committee must be notified (unless it involves our Chief Executive Officer, in which case the Chairman of the Nominating and Corporate Governance Committee must be notified), for consideration at the next regularly scheduled meeting of the Nominating and Corporate Governance Committee. In certain instances, the Chairman of the Nominating and Corporate Governance Committee may pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is, or is expected to be, less than $500,000. The Nominating and Corporate Governance Committee or its Chairman, as applicable, will approve or ratify, as applicable, only those related person transactions that are in, or are not inconsistent with, our best interests and those of our stockholders.

Intrust Bank Relationship

J.V. Lentell, one of our directors, serves as Vice Chairman of the Board of Directors of Intrust Bank, N.A., one of our lenders. Intrust Bank, N.A. is a $14.375 million participant (total commitment) in our senior credit facility. We also maintain operational checking and other accounts, including a $20.0 million revolving line of credit, with Intrust Bank, N.A., none of which was drawn down as of March 16, 2009. In addition, Intrust Bank, N.A. serves as trustee of our 401(k) plan. During 2008, we paid Intrust a total of $1,203,884 in fees in connection with banking services provided by them, of which $771,703 was for administration fees and trustee fees for our 401(k) plan. The total fees paid to Intrust during 2008 constituted less than 1% of Intrust’s annual revenue for the year ended December 31, 2008.

COMPENSATION COMMITTEE INTERLOCKS

No member of the Compensation Committee (1) has ever been employed by us, as an officer or otherwise, or (2) other than with respect to Mr. Lentell, as described under the heading “Related Person Transactions” above, has or had any relationship with us in 2008 requiring disclosure pursuant to SEC rules. In addition, during 2008, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity of which an executive officer served on the Compensation Committee or Board of Directors of Rent-A-Center.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of more than 10% of our shares of common stock, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during 2008 were timely made, except that due to an administrative oversight each of Messrs. Davis, Fadel, Korst and Short made one late filing on Form 4 covering the grant of restricted stock units and options to purchase shares of our common stock on January 30, 2008 under our 2006 Long-Term Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the common stock ownership for each of our directors, each of our named executive officers, all of our directors and executive officers as a group, and each of our known 5% stockholders. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company. Information in the table is as of March 16, 2009, unless otherwise indicated.

	Amount and Nature
	of Beneficial
Name of Beneficial Owner	Ownership		Percent

Mark E. Speese	2,549,272	(1)	3.8
Mitchell E. Fadel	277,994	(2)	*
Michael J. Gade	24,233	(3)	*
Jeffrey M. Jackson	13,333	(4)	*
J.V. Lentell	67,833	(5)	*
Kerney Laday	4,279	(6)	*
Leonard H. Roberts	18,333	(7)	*
Paula Stern, Ph.D.	2,833	(8)	*
Robert D. Davis	62,230	(9)	*
Christopher A. Korst	128,965	(10)	*
William S. Short	16,518	(11)	*
Artisan Partners, Limited Partnership(12)	5,382,500		8.2
Hotchkis and Wiley Capital Management, LLC(13)	4,476,375		6.8
Barclays Global Investors NA(14)	4,425,377		6.7
State Street Bank & Trust Co.(15)	3,809,902		5.8
All executive officers and directors as a group (11 total)	3,165,823		4.7

*	Less than 1%.

(1)	Represents (a) 1,143,249 shares held directly, and 188,523 shares held by the Mark E. Speese 2007 Grantor Retained Annuity Trust, of which Mr. Speese is trustee, (b) 592,500 shares issuable pursuant to currently exercisable options, (c) 252,359 shares held directly by Mr. Speese’s spouse and 286,859 held by the Carolyn Speese 2007 Grantor Retained Annuity Trust, of which Mr. Speese is trustee, (d) 28,594 shares held in the Jessica Elizabeth Speese 2000 Remainder Trust, Stephen F. Elken Trustee, (e) 28,594 shares held in the Allison Rebecca Speese 2000 Remainder Trust, Stephen F. Elken Trustee, and (f) 28,594 shares held in the Andrew Michael Speese 2000 Remainder Trust, Stephen F. Elken Trustee. Mr. Elken, as trustee of the foregoing trusts, has sole voting and investment power over the shares held in such trusts.

(2)	Represents (a) 3,340 shares held directly, (b) 262,555 shares issuable pursuant to currently exercisable options, (c) 8,274 shares held pursuant to our 401(k) Plan, and (d) 3,825 shares held in a personal IRA account.

(3)	Represents (a) 2,400 shares held directly, (b) 19,000 shares issuable pursuant to currently exercisable options, and (c) 2,833 deferred stock units.

(4)	Represents (a) 1,500 shares held directly, (b) 9,000 shares issuable pursuant to currently exercisable options and (c) 2,833 deferred stock units.

(5)	Represents (a) 65,000 shares issuable pursuant to currently exercisable options, and (b) 2,833 deferred stock units.

(6)	Represents 4,279 deferred stock units.

(7)	Represents (a) 1,500 shares held directly, (b) 14,000 shares issuable pursuant to currently exercisable options, and (c) 2,833 deferred stock units.

(8)	Represents 2,833 deferred stock units.

(9)	Represents (a) 1,485 shares held directly, (b) 58,332 shares issuable pursuant to currently exercisable options, and (c) 2,413 shares held pursuant to our 401(k) Plan.

(10)	Represents (a) 890 shares held directly, (b) 52,120 shares issuable pursuant to currently exercisable options, (c) 75,000 shares issuable pursuant to options which may become exercisable within 60 days, and (d) 955 shares held pursuant to our 401(k) Plan.

(11)	Represents (a) 200 shares held directly, and (b) 16,318 shares issuable pursuant to currently exercisable options.

(12)	The address of Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. Artisan Partners Limited Partnership shares voting and investment control with respect to these shares. This information is based on a Schedule 13G/A filed by Artisan Partners Limited Partnership with the Securities and Exchange Commission on February 13, 2009.

(13)	The address of Hotchkis and Wiley Capital Management, LLC is 725 S. Figueroa Street, 39th Floor, Los Angeles, California 90017. Hotchkis and Wiley Capital Management, LLC exercises sole investment control over all 4,476,375 shares and sole voting power over 3,331,957 of these shares. This information is based on a Schedule 13G/A filed by Hotchkis and Wiley Capital Management, LLC with the Securities and Exchange Commission on February 13, 2009.

(14)	The address of Barclays Global Investors NA is 400 Howard Street, San Francisco, California 94105. Barclays Global Investors NA exercises sole investment control over all 4,425,377 shares and sole voting control over 3,710,863 of these shares. This information is based on a Schedule 13/G filed by Brandywine Global Investment Management, LLC with the Securities and Exchange Commission on February 5, 2009.

(15)	The address of State Street Bank & Trust Co. is State Street Financial Center, One Lincoln Street, Boston, MA 02111. State Street Bank & Trust Co. exercises sole voting control over all 3,809,902 shares and shares investment control with respect to all 3,809,902 shares. This information is based on a Schedule 13/G filed by State Street Bank & Trust Co. with the Securities and Exchange Commission on February 13, 2009.

SUBMISSION OF STOCKHOLDER PROPOSALS

From time to time, stockholders may seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at an annual stockholders meeting. To be included in the proxy statement or considered at an annual or any special meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements. We must receive proposals for possible inclusion in the proxy statement related to the 2010 annual stockholders meeting no later than December 2, 2009. Proposals for possible consideration at the 2010 annual stockholders meeting must be received by us no earlier than January 14, 2010, and no later than February 13, 2010. The 2010 annual stockholders meeting is expected to take place on May 13, 2010. Direct any proposals, as well as related questions, to the undersigned.

OTHER BUSINESS

The Board does not intend to bring any business before the annual stockholders meeting other than the matters referred to in this notice and at this date has not been informed of any matters that may be presented to the annual stockholders meeting by others. If, however, any other matters properly come before the annual stockholders meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

By order of the Board of Directors,

Ronald D. DeMoss
Executive Vice President — General Counsel
and Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

Please mark your votes as indicated in this example	☒

1.	ELECTION OF CLASS III DIRECTORS as set forth in the accompanying proxy statement.

	The Board of Directors recommends a vote FOR the listed nominees.	FOR	AGAINST	ABSTAIN

	1.1 Michael J. Gade	☐	☐	☐

	1.2 J.V. Lentell	☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.
To ratify the Audit Committee’s appointment of Grant Thornton, LLP, registered independent accountants, as the Company’s independent auditors for the fiscal year ended December 31, 2009, as set forth in the accompanying proxy statement.
		☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposal 2.

3.	In their discretion, upon such other business as may properly come before the meeting.

		I PLAN TO ATTEND	☐
The undersigned(s) acknowledges receipt of the Notice of 2009 Annual Meeting of Stockholders and the proxy statement accompanying the same.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲  FOLD AND DETACH HERE  ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

RENT-A-CENTER INC.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders
The Proxy Statement and the 2008 Annual Report to Stockholders are available at:
http://bnymellon.mobular.net/bnymellon/rcii

INTERNET
http://www.proxyvoting.com/rcii
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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RENT-A-CENTER, INC.
5501 HEADQUARTERS DRIVE
PLANO, TEXAS 75024

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF RENT-A-CENTER, INC.

COMMON STOCK
      The undersigned, hereby revoking all prior proxies, hereby appoints Robert D. Davis and Ronald D. DeMoss jointly and severally, with full power to act alone, as my true and lawful attorneys-in-fact, agents and proxies, with full and several power of substitution to each, to vote all the shares of Common Stock of Rent-A-Center, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Rent-A-Center, Inc. to be held on May 14, 2009, and at any adjournments and postponements thereof. The above-named proxies are hereby instructed to vote as shown on the reverse side of this card.
      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED HEREIN, BUT WHERE NO DIRECTION IS GIVEN IT WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND PROPOSAL 2, AND IN THE DISCRETION OF THE ABOVE-NAMED PERSONS ACTING AS PROXIES ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.
(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

▲  FOLD AND DETACH HERE  ▲
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Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).
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